Exhibit 2.3
STOCK PURCHASE AGREEMENT
BY AND AMONG
QUIKSILVER, INC.
ROSSIGNOL SKI COMPANY, INC.,
ROGER CLEVELAND GOLF COMPANY, INC.
and
SRI SPORTS LIMITED
Effective October 30, 2007

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TABLE OF CONTENTS

LIST OF EXHIBITS
Exhibit A	Definitions
Exhibit B	Form Legal Opinion
Exhibit C	Resignations

iv

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (“Agreement”) is made as of October 30, 2007, by and among Quiksilver, Inc., a Delaware corporation (“Quiksilver”), Rossignol Ski Company, Inc., a Delaware corporation (“Seller”), Roger Cleveland Golf Company, Inc., a California corporation (“Company”), and SRI Sports Limited, a Japanese corporation (“Buyer”). For purposes of this Agreement, the terms set forth in Exhibit A shall have the meanings specified or referred to therein.
R E C I T A L S
     A. Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”).
     B. Buyer desires to purchase all of the Shares, and Seller desires to sell the Shares, on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follow:
ARTICLE I
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, the Shares, which shall constitute all of the outstanding shares of capital stock of the Company, in exchange for the Purchase Price.
     1.2 Purchase Price.
          (a) The purchase price payable to Seller for the purchase and sale of the Shares (the “Purchase Price”) shall be $132,500,000 less (a) the Remaining Offset Amount and (b) the aggregate amount of the Change in Control Obligations (the Purchase Price as so reduced, the “Closing Cash Amount”). The Purchase Price and the Closing Cash Amount shall be subject to further adjustment as required pursuant to Section 1.3.
          (b) The parties acknowledge and agree that the Purchase Price has been determined on a cash free, debt-free basis and in furtherance thereof, agree that at the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VII, the following actions and payments shall be made in the following order:
          (i) all amounts owed by Quiksilver or its Affiliates (other than the Acquired Companies) to any of the Acquired Companies as of the Closing (the “Intercompany Receivables”) shall be offset against all amounts owed by any of the Acquired Companies to Quiksilver or any of its Affiliates (other than the Acquired Companies) as of the Closing, which shall include, without limitation (A) any accounts payable by any Acquired Company to Quiksilver or its Affiliates (other than the Acquired Companies) and (B) all indebtedness for borrowed money (and any interest thereon) payable by any Acquired Company to Quiksilver or its Affiliates (other than the Acquired Companies) (collectively, the “Intercompany Payables and Debt”). The amount by which the Intercompany Payables and Debt exceed the Intercompany Receivables shall hereinafter be referred to as the “Offset Amount”);
          (ii) all Acquired Company Cash shall be used to pay the Offset Amount and any indebtedness for borrowed money, and interest thereon, owed to any Person other than Quiksilver and its Affiliates (other than the Acquired Companies) (the “Third-Party Debt”). The amount by which the sum of the Offset Amount and the Third-Party Debt exceeds the Acquired Company Cash shall hereinafter be referred to as the “Remaining Offset Amount”);
          (iii) Buyer shall provide the Required Buyer Intercompany Loan and the Change in Control Obligation Loan to the Company by wire transfer of immediately available funds to an account designated by the Company;
          (iv) the Company shall pay the Remaining Offset Amount to the applicable Quiksilver Affiliate, as designated by Quiksilver, by wire transfer of immediately available funds;
          (v) the Company shall pay the Change in Control Obligations to the applicable employees by wire transfer of immediately available funds; and
          (vi) the Closing Cash Payment will be paid in accordance with Section  1.2(a).
     1.3 Adjustments to Purchase Price.
          (a) On or before a date not less than three (3) Business Days prior to the Closing Date, Quiksilver shall cause the Company to prepare and deliver to Buyer (i) an estimated consolidated balance sheet for the Acquired Companies as of 12:01 a.m. (local time) on the Closing Date (the “Estimated Closing Date Balance Sheet”), and (ii) a good faith estimate of the Company Working Capital as of the Closing (the “Estimated Closing Working Capital”), certified by the Company’s Chief Financial Officer as being (x) prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Financial Statements, to the extent applicable and consistent with GAAP, (y) based on all information known to such Chief Financial Officer at such time and such other information then reasonably available to the Acquired Companies, Quiksilver or such Chief Financial Officer and (z) prepared after due inquiry of all personnel responsible for the preparation of financial information of the Acquired Companies in the ordinary course of business.

          (b) On the Closing Date, (i) if the Estimated Closing Working Capital is less than $55.9 million, then the Purchase Price and Closing Cash Amount each shall be reduced by the dollar amount of such deficit or (ii) if the Estimated Closing Working Capital is greater than $61.9 million, then the Purchase Price and Closing Cash Amount each shall be increased by the dollar amount of such excess, but in no event shall the Purchase Price and Closing Cash Amount be increased by more than $4.2 million. The Purchase Price shall be subject to further adjustment following the Closing in accordance with Section 1.3(h) below.
          (c) Within the 45-day period immediately following the Closing Date, Quiksilver shall prepare and deliver to Buyer (i) a consolidated balance sheet of the Acquired Companies as of 12:01 a.m. (local time) on the Closing Date (the “Closing Date Balance Sheet”) and, (ii) a working capital statement (the “Closing Working Capital Statement”) setting forth Buyer’s calculation of the Company Working Capital as of the Closing (the “Closing Working Capital”). Unless disputed by Buyer in accordance with Section 1.3(d), the amount of Closing Working Capital shown on the Closing Working Capital Statement shall be the final and binding Closing Working Capital amount (the “Final Closing Working Capital Amount”). The Closing Date Balance Sheet and, the Closing Working Capital Statement each will be certified by the Quiksilver’s Chief Financial Officer as being prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Financial Statements, to the extent applicable and consistent with GAAP, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby. The Closing Working Capital will be calculated in a manner consistent with the calculation of Estimated Closing Working Capital in Section 1.3(a) above. In connection with the preparation of the Closing Date Balance Sheet and, Closing Working Capital Statement and, in the event that Quiksilver is required to include information regarding any of the Acquired Companies in its financial statements or otherwise in its filings with the Securities and Exchange Commission, Buyer shall provide Quiksilver with reasonable access to all relevant books and records and personnel of the Acquired Companies; provided, that such access shall be upon prior written notice to Buyer, shall be during normal business hours and shall, to the extent reasonably possible, not disrupt the operations of the Acquired Companies.
          (d) In the event that Buyer disputes the Closing Working Capital shown on the Closing Working Capital Statement, Buyer shall deliver to Quiksilver, within forty-five (45) days after receiving the Closing Working Capital Statement, a written notice of what Buyer believes is the correct Closing Working Capital (the “Dispute Notice”). The Dispute Notice shall set forth in reasonable detail the component or components which are in dispute and the basis of such dispute.
          (e) Buyer and Quiksilver shall negotiate in good faith to resolve any disagreement set forth in the Dispute Notice within thirty (30) days after Buyer has delivered the Dispute Notice to Buyer. If the parties resolve such dispute, then the Closing Working Capital agreed to by the parties shall be deemed, respectively, to be the Final Closing Working Capital Amount.

          (f) If the parties do not reach a final resolution within thirty (30) days after Buyer has delivered the Dispute Notice to Quiksilver, unless the parties mutually agree to continue their efforts to resolve such differences, then such disagreements shall immediately be submitted for final and binding resolution to Ernst & Young, LLP to resolve such disagreements (the “Neutral Accountants”) in the manner provided below. Each of the parties shall make available to the Neutral Accountants all work papers and all other information and material in their possession relating to the matters in the Dispute Notice. Each party shall be permitted to present supporting materials to the Neutral Accountants (which supporting materials shall also be concurrently provided to the other party) within ten (10) Business Days of the submission of the dispute to the Neutral Accountants. Within five (5) Business Days of receipt of supporting materials, the receiving party may present responsive materials to the Neutral Accountants (which responsive materials shall also be concurrently provided to the other party). Each party may make an oral presentation to the Neutral Accountants (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present at such presentation) within twenty (20) Business Days of the submission of the dispute to the Neutral Accountants. In determining those items and amounts disputed by the parties in the Dispute Notice, the Neutral Accountants shall only consider the materials and oral presentations of the parties and those items and amounts set forth in the Dispute Notice as to which Buyer and Quiksilver have disagreed within the time periods and on the terms specified in this Section 1.3, and shall not conduct any independent review. The Neutral Accountants shall make their determinations within sixty (60) days of submission of the dispute to them. Such determinations by the Neutral Accountants shall be conclusive and binding upon the parties. Nothing herein shall be construed to authorize or permit the Neutral Accountants (i) to determine any questions or matters whatsoever under or in connection with this Agreement except as expressly set forth herein, or (ii) to apply any accounting methods, treatments, principles or procedures with respect to disputes under this Section 1.3 other than as described in this Section 1.3. If any dispute is submitted to the Neutral Accountants pursuant to this Section 1.3, the Final Closing Working Capital Amount shall not be finally determined until the Neutral Accountants have issued their final determination under this Section 1.3(f).
          (g) The fees and expenses of the Neutral Accountants shall be shared equally by Quiksilver and Buyer.
          (h) Upon final determination of the Final Closing Working Capital Amount, (i) if the Final Closing Working Capital Amount is less than $55.9 million, then the Purchase Price shall be reduced by the dollar amount of such deficit or (ii) if the Final Closing Working Capital Amount is greater than $61.9 million, then the Purchase Price shall be increased by the dollar amount of such excess, in each case taking into account any adjustment previously made pursuant to Section 1.3(b), but in no event shall the Purchase Price be increased pursuant to this Section 1.3(h) by more than the sum of $4.2 million plus the amount of any previous Purchase Price decrease pursuant to Section 1.3(b). Such adjustment amount (after taking into account any adjustment previously made to the Purchase Price pursuant to Section 1.3(b)) shall be paid by Seller to Buyer, in the case of a reduction to the Purchase Price, or by Buyer to Seller, in the case of an increase in the Purchase Price, within three (3) Business Days of the final determination of the Final Closing Working Capital Amount in immediately available funds to an account designated by the recipient.

     1.4 Closing. The closing of the purchase and sale of the Shares provided for in this Agreement (the “Closing”) will take place, unless this Agreement has been previously terminated pursuant to Section 9.1 hereof, at the offices of Quiksilver’s counsel at 19900 MacArthur Boulevard, Suite 1050, Irvine, California 92612 at 10:00 a.m. (local time) on a mutually agreed date within five (5) Business Days after the satisfaction or (to the extent permitted by applicable law and this Agreement) waiver of the conditions set forth in Articles VII and VIII (other than those conditions to be satisfied or waived at the Closing), or at such other time and place as the parties may agree. The effective time of the Closing shall be 12:01 a.m. (local time) on the Closing Date. Subject to the provisions of Article IX, failure to consummate the purchase and sale of the Shares provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     1.5 Closing Obligations. At the Closing:
          (a) Quiksilver will cause to be delivered to Buyer:
          (i) certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;
          (ii) the certificates required by Sections 7.1 and 7.2(a), dated as of the Closing Date; and
          (iii) a legal opinion of Hewitt & O’Neil LLP, legal counsel to Quiksilver, in substantially the form attached as Exhibit B;
          (iv) written resignations of the individuals listed in Exhibit C, in form and substance reasonably acceptable to Buyer;
          (v) certificates dated as of the Closing Date from Quiksilver, Seller and/or the Company, as applicable, duly executed by such Person’s Secretary, certifying: (A) that attached thereto is a true, correct and complete copy of the Organizational Documents of the Company as in effect on the date of such certification; (B) that the Organizational Documents of the Company have not been amended since the delivery of this Agreement; and (C) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors and, where required, the stockholders of such Person authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are still in full force and effect; and
          (vi) a certificate executed by a duly authorized officer of Quiksilver certifying that upon consummation of the transactions contemplated hereby (including the actions and payments required pursuant to Section 1.2(b)), (a) the Acquired Companies will be free and clear of all indebtedness for borrowed money and any interest thereon owed to any Seller Affiliate or any other Person (other than Buyer) and (b) no Acquired Company will have outstanding any accounts receivable from or accounts payable to, any Seller Affiliate and (c) all Change in Control Obligations shall be paid in full.
(b)	Buyer will cause to be delivered to Quiksilver and Seller:
               (i) by wire transfer, an amount equal to the Closing Cash Amount;
               (ii) the certificates required by Sections 8.1 and 8.2(a), dated as of the Closing Date; and
               (iii) a certificate dated as of the Closing Date from Buyer, duly executed by Buyer’s Secretary, certifying that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors of Buyer and, if required, the stockholders of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are still in full force and effect.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF QUIKSILVER
     Except as set forth in the attached Disclosure Letter (the “Disclosure Letter”) (which lists exceptions to the following representations and warranties and also contains matters required to be disclosed pursuant to this Article II, each of which corresponds to the numbered Sections contained in this Article II), Quiksilver represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of the earlier date) as follows:
     2.1 Organization and Good Standing.
          (a) Section 2.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name and its jurisdiction of organization, and other jurisdictions in which it is authorized to do business. Each of Quiksilver, Seller and each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and each Acquired Company is duly qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or the location of its properties requires such qualification. Each Acquired Company has the requisite corporate power (or other organizational powers required) and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.
          (b) Quiksilver has made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

     2.2 Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid, and binding obligation of each of Quiksilver, Seller (with respect to this Agreement only) and the Company, enforceable against each of them in accordance with their terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity. Each of Quiksilver, Seller (with respect to this Agreement only) and the Company has all the necessary corporate power (or other organizational powers required) and authority to, and has taken all necessary corporate actions necessary to authorize it to, enter into, execute and deliver this Agreement and to perform its obligations under this Agreement.
          (b) The execution and delivery of this Agreement will not, and the consummation or performance of any of the transactions contemplated herein by Quiksilver, Seller or the Acquired Companies will not, directly or indirectly (with or without notice or lapse of time):
          (i) conflict with, or result in a violation of (A) any provision of the Organizational Documents of Quiksilver, Seller or the Acquired Companies, or (B) any resolution adopted by the board of directors or the equity holders of Quiksilver, Seller or any Acquired Company;
          (ii) conflict with, or result in a material violation of, any Legal Requirement, Company Permit or any Order to which Quiksilver, Seller or any Acquired Company may be subject;
          (iii) conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;
          (iv) constitute a default or breach under, or give rise to a right of termination or acceleration of, or to a loss of any benefits by any Acquired Company under any Material Contract; or
          (v) result in the creation or imposition of any Encumbrance upon the assets or equity of any Acquired Company.
          (c) Neither Quiksilver, Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

     2.3 Capitalization. The authorized and outstanding equity securities of each Acquired Company are set forth in Section 2.3 of the Disclosure Letter. Seller will be, on the Closing Date, the record and beneficial owner and holder of all of the Shares, free and clear of all Encumbrances. Upon the transfer and delivery of the Shares to Buyer in accordance with this Agreement and payment therefor, Buyer will become the owner and holder of the Shares free and clear of all Encumbrances. On the Closing Date, all of the outstanding equity securities and other securities of each Acquired Company, other than the Company, will be owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. No Acquired Company owns any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. There are no outstanding subscriptions, warrants, options, purchase rights, calls or commitments of any character relating to or entitling any Person to purchase or otherwise acquire the Shares or other securities or equity interests of the Acquired Companies. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Acquired Companies.
     2.4 Financial Statements.
          (a) Quiksilver has provided to Buyer (i) balance sheets of the Company as of October 31, 2006 (including the notes thereto, the “Audited Balance Sheet”), and the related statements of income and comprehensive income, stockholders’ equity, and cash flows for the twelve months ended October 31, 2006 (together with the Audited Balance Sheet, the “Audited Financial Statements”), together with the report thereon of Deloitte & Touche LLP, registered public accountants, and (ii) unaudited condensed balance sheets of the Company as of July 31, 2007 (together with the notes thereto, the “Interim Balance Sheet”), and the related condensed statements of operations and comprehensive income, and condensed statement of cash flows for the nine months then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Interim Financial Statements and the Audited Financial Statements (collectively, the “Financial Statements”) are complete and accurate in all material respects and fairly present in all material respects the financial condition, results of operations, stockholders’ equity, and cash flows of the Company as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.
          (b) Quiksilver has provided to Buyer the Pro Forma Consolidated Financial Statements. The Pro Forma Consolidated Financial Statements have been prepared diligently, taking into account the purpose for which such Pro Forma Consolidated Financial Statements have been created, and in accordance with GAAP, and do not contain any material misstatement as to the financial condition or results of operations of the Company and the other Acquired Companies, taken as a whole, as of the date and for the period to which they relate. The Pro Forma Consolidated Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

          (c) The significant accounting policies of each Acquired Company are set forth in Section 2.4(c) of the Disclosure Letter.
     2.5 Books and Records. The accounting books and records, minute books, and stock record books of the Acquired Companies, copies of which have been delivered, or made available, to Buyer, are true and complete in all material respects. The minute books of the Acquired Companies contain materially accurate and complete records of all meetings held of, and corporate action taken by, the equity holders, the boards of directors, and committees of the boards of directors of the Acquired Companies. At the Closing, all such books and records will be in the possession of the Acquired Companies.
     2.6 Title to Properties; Encumbrances.
          (a) The Acquired Companies do not own, and have not previously owned, any real property. Section 2.6 of the Disclosure Letter contains a list of all real estate leasehold or similar interests owned by any Acquired Company. All current leases or subleases of the Acquired Companies are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such lease or sublease, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Acquired Companies or, to the Knowledge of Quiksilver, by the other party to such lease or sublease. Copies of such leases and subleases have been delivered, or made available, to Buyer. There is no pending or, to the Knowledge of Quiksilver, Threatened action that could reasonably be expected to interfere with the quiet enjoyment of any such lease or sublease by the Acquired Companies. No Acquired Company has been notified that it is in breach of any of its obligations under any lease or sublease. No Acquired Company has received any notice of violation or claimed violation of any applicable building, zoning, subdivision or other land use or similar Legal Requirement affecting any such lease or sublease.
          (b) The Acquired Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Interim Balance Sheet and the Pro Forma Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Interim Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the ordinary course of business). All material properties and material assets reflected in the Interim Balance Sheet and the Pro Forma Balance Sheet are free and clear of all Encumbrances. All of the tangible property of the Acquired Companies are (i) in good operating condition, normal wear and tear excepted, and (ii) suitable for the purposes for which it presently is used. As of the Closing, there will be no patents, trademarks or other tangible or intangible assets that have been or are currently used in the Business and that are owned by Quiksilver or an Affiliate of Quiksilver other than the Acquired Companies.

     2.7 Sufficiency of Assets. All assets (including, without limitation, buildings, plants, structures, equipment, mechanical assets, computer systems, offices and software) of the Acquired Companies are (as applicable) in good operating condition and repair and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The tangible and intangible assets of the Acquired Companies are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.
     2.8 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Accounts Receivable have been recorded in accordance with GAAP and in a manner consistent with historical practice. Quiksilver has made available to Buyer a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.
     2.9 Inventory. All Inventory of the Acquired Companies consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All Inventory of the Acquired Companies that has not been written off has been priced at the lower of cost or market as of the Closing Date on a consistent basis in accordance with GAAP and the significant accounting policies disclosed in Section 2.4(c) to the Disclosure Letter. The quantities of each item of Inventory (whether raw materials, work in process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.
     2.10 No Undisclosed Liabilities. The Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for: (i) liabilities or obligations reflected or reserved against in the Pro Forma Consolidated Financial Statements and (ii) current liabilities incurred in the ordinary course of business since July 31, 2007. Since July 31, 2007, none of the Acquired Companies has experienced any loss contingencies (as such term is used in the most recent Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board).

     2.11 Taxes.
          (a) All Tax Returns required to be filed by or on behalf of the Acquired Companies, either separately or as a member of a group of corporations, on or before the date hereof are true, correct and complete. All such Tax Returns that were required to be filed were duly and timely filed (taking into account any extension of time to file granted or obtained) and all Taxes (including, Taxes withheld from employees’ salaries and all other withholding Taxes and obligations and deposits required to be made by or with respect to the Acquired Companies) due have been timely paid, or to the extent not due and payable as of the date hereof, adequate provision for the payment thereof has been made. The charges, accruals, and reserves with respect to Taxes on the books, records and financial statements of the Acquired Companies, in the aggregate, are adequate (determined in accordance with GAAP) and are at least equal to the Acquired Companies’ liability for Taxes for all fiscal periods through the Closing Date.
          (b) Except as set forth in Section 2.11 of the Disclosure Letter:
          (i) No audit or other examination of any Tax Return of any of the Acquired Companies is presently in progress, nor have any of the Acquired Companies been notified of any request for such an audit or other examination.
          (ii) None of the assets of any of the Acquired Companies is subject to any liabilities relating to or attributable to Taxes. To the Knowledge of Quiksilver, no claim has been asserted relating to or attributable to Taxes, which, if adversely determined, would result in any liability on the assets of any of the Acquired Companies.
          (iii) None of the Acquired Companies has received any notice of a proposed assessment of Taxes, or executed any waiver of any statute of limitations on, or extending the period for, the assessment or collection of any Tax which is still in effect.
          (iv) There are no actions, suits, proceedings or claims now pending by or against any of the Acquired Companies in respect of any Taxes or assessments.
          (v) No claim has been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to taxation by that jurisdiction.
          (vi) There is no outstanding power of attorney that is currently in force with respect to any matter relating to Taxes for which any of the Acquired Companies could be liable.
          (vii) None of the Acquired Companies is party to, bound by, or has any obligations under any tax sharing or allocation agreements, tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

          (c) None of the Acquired Companies:
          (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
          (ii) has submitted a request for a private letter ruling (or comparable procedure under state or local law) to the IRS or any state or local taxing authority, which request has not yet been issued or denied;
          (iii) has agreed to, or is required to include in income, any adjustment pursuant to Section 482 of the Code (or similar provision of other law or regulations) (nor has any Tax authority proposed, or is any Tax authority considering, such adjustment); or
          (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (d) None of the Acquired Companies has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), other than an affiliated group of which Quiksilver was the common parent. None of the Acquired Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502—6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise, other than liabilities arising with respect to the affiliated group of corporations of which Quiksilver was the common parent.
          (e) At no time during the five-year period ending on the date hereof, was any Acquired Company a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          (f) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in method of accounting for a taxable period ending on or prior to the date hereof under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof; (iii) installment sale or open transaction disposition made on or prior to the date hereof; or (iv) prepaid amount received on or prior to the date hereof.
          (g) None of the Acquired Companies has an interest in or is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes. None of the Acquired Companies is a successor to any other Person by way of merger, reorganization or similar transaction.
          (h) None of the Acquired Companies has made any payment(s), is obligated to make any payment(s) or is party to any agreement that could obligate it to make any payment(s) that would not be deductible under Section 280G of the Code.

          (i) None of the assets of any of the Acquired Companies is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (j) Each of the Acquired Companies has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
          (k) Each of the Acquired Companies has disclosed all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or similar provision of state law) to which the Acquired Company has been a party.
     2.12 Employee Benefits.
          (a) Section 2.12 of the Disclosure Letter contains a list of all plans, agreements, arrangements or commitments (whether provided by insurance, self-insurance or otherwise) that are (i) employment, consulting or deferred compensation agreements; (ii) executive compensation, incentive, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, or severance pay plans; (iii) life insurance, health, dental, vision, cafeteria benefit, dependent care, post-retirement benefit, worker’s compensation, unemployment benefit, disability or accident plans; (iv) holiday, vacation, leave of absence, or other bonus practice; (v) expense reimbursement, automobile or other transportation allowance; or (vi) any other employee benefit plans, agreements, arrangements or commitments, including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by any Acquired Company or with respect to which any Acquired Company has or in the future may have, any contribution or other Liability or obligation with respect to any current or former employees, directors or consultants of any Acquired Company or their beneficiaries. (collectively, the “Plans”). Section 2.12 of the Disclosure Schedule also contains a list of all Plans, maintained by Quiksilver or any direct or indirect subsidiary (other than an Acquired Company) of Quiksilver, pursuant to which employees, directors or consultants of any Acquired Company participated as of the date hereof.
          (b) No Acquired Company or any ERISA Affiliate has ever sponsored, maintained, contributed to or been required to contribute to, (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (iii) a multiple employer plan for which the Company would reasonably be expected to incur liability under Sections 4063 or 4064 of ERISA (a “Pension Plan”). No “reportable event,” as such term is defined in ERISA Section 4043(c), has occurred or is continuing with respect to any Pension Plan. No Pension Plan that is or was subject to Title IV of ERISA has been terminated; no Proceeding has been initiated to terminate any such Pension Plan; and no Acquired Companies have incurred, nor reasonably expects to incur, any Liability, whether to the Pension Benefit Guaranty Corporation (“PBGC”) or otherwise, except for required premium payments, which payments have been made when due, with respect to the termination of any Pension Plan. The market value of assets under each Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to a Pension Plan terminating on the date of determination. No Acquired Companies have incurred or expects to incur “withdrawal liability” (as defined in ERISA Section 4201) under or with respect to any Pension Plan that is a Multiemployer Plan.
          (c) Each of the Acquired Companies has performed all obligations required to be performed by it under, is not in default under or in violation of, and, to the Knowledge of Quiksilver, no default or violation by any other party has occurred with respect to, any of the Plans. No breach of fiduciary duty has occurred, nor have the Acquired Companies or any “fiduciary” (as such term is defined in Section 3(21) of ERISA) with respect to the Plans has engaged in any conduct, that would result in the assessment of any excise Tax, Liability or penalty under Sections 4971 through 4980G of the Code or under Title I of ERISA, including, without limitation, ERISA Sections 502(i) and 502(l).
          (d) There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that is not exempt under Section 408 of ERISA.
          (e) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (or such transactions in combination with any subsequent transactions or events) will (i) result in any current or former employee, director or consultant of the Acquired Companies becoming entitled to any deferred compensation, bonus or severance pay, materially increase or otherwise enhance any benefits otherwise payable by the Acquired Companies, (ii) result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any current or former employee, director or consultant of the Acquired Companies, (iii) result in forgiveness in whole or in part of any outstanding loans made by the Acquired Companies to any of their current or former employees, directors or consultants, or (iv) result in a payment that would be considered an “excess parachute payment” and treated as nondeductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code.
          (f) All contributions and other payments required to be made by any of the Acquired Companies to or under any Plan (or to any Person pursuant to the terms thereof) have been made when due, or, if not yet due, the amount of such payment or contribution obligation has been reflected on the Pro Forma Consolidated Financial Statements prior to the date of this Agreement. In addition, with respect to each Plan intended to include an arrangement described in Section 401(k) of the Code, the Acquired Companies have at all times made timely deposits of employee salary deferral contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.
          (g) Each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has either (i) received a favorable determination letter issued by the IRS as to its qualified status, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a favorable advisory letter or opinion letter issued by the IRS has been obtained by the plan sponsor and is valid as to the adopting employer, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Quiksilver, no events have occurred since the issuance of such letter that would be reasonably expected to adversely affect the tax-qualified status of such Plan or the exempt status of such trust.
          (h) Each Plan has at all times been maintained, administered, and operated in compliance with its terms, any collective bargaining agreement and all applicable Legal Requirements, including, without limitation, ERISA and the Code. With respect to the Plans, all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body (which were true, correct and complete as of the date filed) and all notices and disclosures have been timely provided to Plan participants.
          (i) None of the Plans that are “welfare plans” within the meaning of Section 3(1) of ERISA provide for any post-employment or retiree benefits in the form of medical, disability or life insurance, other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state law. No Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Acquired Companies are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
          (j) Quiksilver has made available to Buyer true and correct copies of the following documents with respect to each Plan, where applicable: (i) all current plan documents and all amendments thereto, and the most recent summary plan descriptions, including any summary of material modifications, furnished to employees or their beneficiaries (ii) the three most recently filed annual reports (Form 5500 series), including all schedules, attachments and audited financial statements thereto, (iii) each current related trust agreement, insurance contract or other funding arrangement and all amendments thereto, (iv) the most recent favorable determination, opinion or advisory letter issued by the IRS with respect to the qualified status of such Plan, and any currently-pending application for such a letter, (v) the most recent actuarial report, valuation, or other financial statement relating to such Plan, (vi) written descriptions of any unwritten Plans, (vii) the three most recent nondiscrimination tests performed under the Code, and (viii) all filings made with any governmental entities, including but not limited to any filings under the IRS Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program or Voluntary Fiduciary Correction Program
          (k) Other than benefit claims under the Plans in the ordinary course of business, there are no actions, suits, investigations, audits, proceedings or litigation of any kind pending against, involving or, to the Knowledge of Quiksilver, Threatened against, any Plan, the Acquired Companies, by any Plan participant (or beneficiary thereof) or by any Governmental Body.
          (l) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, including, without limitation, the final regulation issued thereunder and any other available guidance issued from the IRS as of the date hereof.

          (m) With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of any of the Acquired Companies (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all Legal Requirements, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material Liability exists or reasonably could be imposed upon the assets of any of the Acquired Companies by reason of such Foreign Plan.
     2.13 Compliance with Legal Requirements; Governmental Authorizations.
          (a) Each Acquired Company has conducted and currently is conducting its business and operations in compliance in all material respects with all Legal Requirements applicable to it.
          (b) No Acquired Company has received any notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.
          (c) Each of the Acquired Companies is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity (collectively, the “Company Permits”) necessary for the Acquired Company to carry on its business in substantially the same manner as it is being conducted as of the date hereof in all material respects. Each Company Permit is in full force and effect and the Acquired Companies are in compliance in all material respects with each Company Permit relating to them. No action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice has been filed, commenced, or is pending or, to the Knowledge of Quiksilver, Threatened, to revoke, amend or limit any Company Permit.
     2.14 Legal Proceedings; Orders.
          (a) There is no pending Proceeding:
          (i) that has been commenced by or against any Acquired Company or that relates to any of the assets owned or used by any Acquired Company; or
          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.
To the Knowledge of Quiksilver, no Proceeding of the type noted in (a) above has been Threatened. Quiksilver has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 2.14 of the Disclosure Letter.

          (b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and, to the Knowledge of Quiksilver, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.
          (c) No Acquired Company is in default with respect to any Order by which any of them is bound or to which any of their property is subject.
          (d) There have been no Proceedings that (i) resulted in any criminal sanctions or (ii) within the last three (3) years, resulted in payments in excess of $50,000, in each case by or against any Acquired Company or any of their respective officers or directors in their capacity as officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise).
     2.15 Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, (i) the Acquired Companies have conducted their businesses only in the ordinary course of business (ii) there has not been any Company Material Adverse Effect, and (iii) except as contemplated by this Agreement, none of the Acquired Companies has:
          (a) issued any notes, bonds or other debt securities, any equity securities or any securities exchangeable for or convertible into any equity securities;
          (b) borrowed any material amounts (except for ordinary course draws from existing borrowings) or entered into any other material liabilities which are not in the ordinary course of business;
          (c) sold (other than sales of Inventory in the ordinary course of business), leased, or otherwise disposed of any material asset or property of any Acquired Company or mortgaged, pledged, or imposed any Encumbrance on any material asset or property of any Acquired Company, tangible or intangible, including the sale, lease, or other disposition of any of the Intellectual Property Assets (other than in the ordinary course of business);
          (d) cancelled, compromised, waived, or released any material debt or claim, except for debts or claims cancelled, compromised, waived or released with customers, contractors, or subcontractors of the Acquired Companies in the ordinary course of business;
          (e) suffered any damage to or destruction or loss of any material asset or property;
          (f) other than in the ordinary course of business, paid any bonuses, or increased any salaries, or paid other compensation to any stockholder, director, officer, or employee or entered into any employment, severance, or similar Contract with any director, officer, or employee;
          (g) intentionally waived, cancelled or released any material right, claim or amount receivable except for rights waived in the ordinary course of business;

          (h) made any change in its accounting principles, methods, practices or policies;
          (i) made any material capital expenditures outside the ordinary course of business;
          (j) guaranteed any obligations or liabilities of any Person;
          (k) entered into, terminated, or received notice of termination of any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $100,000, other than in the ordinary course of business;
          (l) any material Tax election or settlement or compromise of any material Tax Liability or refund by any Acquired Company, other than Tax elections required by Legal Requirement, or change in any annual Tax accounting period or method of Tax accounting, filing of any material amendment to a Tax Return, entry into any closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
          (m) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Acquired Companies is a party or by which any of them is bound outside the ordinary course of business;
          (n) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;
          (o) granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets outside the ordinary course of business;
          (p) amended the Organizational Documents of any Acquired Company;
          (q) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
          (r) declared, set aside or paid any stock dividend or stock distribution to any stockholder or member of the Acquired Companies with respect to its equity or purchased, redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;
          (s) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

          (t) entered into or adopted any employment, severance or change in control agreement, or any collective bargaining agreement (other than ordinary course at-will employment arrangements), or modified in any material respect the terms of any existing such contract, arrangement or agreement outside the ordinary course of business;
          (u) adopted, amended, modified or terminated any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other benefit plan for the benefit of any current or former employees, directors or consultants of any Acquired Company, or otherwise taken any such action with respect to any Plan;
          (v) made or pledged to make any charitable or capital contribution outside the ordinary course of business; or
          (w) committed to any of the foregoing.
     2.16 Contracts; No Defaults.
          (a) Quiksilver has provided Buyer with a list of each Material Contract to which any Acquired Company is a party or by which any Acquired Company is bound. The following Contracts shall be deemed to be Material Contracts; any Contract that:
          (i) involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000 in the aggregate, other than sales Contracts entered into in the ordinary course of business;
          (ii) involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $100,000 in the aggregate, other than purchases from vendors in the ordinary course of business;
          (iii) was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more Acquired Companies in excess of $100,000 in the aggregate;
          (iv) is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);
          (v) is a licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, other than standard non-disclosure agreements with employees and consultants regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets and other than entered in the ordinary course of business;
          (vi) is a joint venture or partnership involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

          (vii) contains covenants that purport to restrict the business activity of any Acquired Company or limits the freedom of any Acquired Company to engage in any line of business or to compete with any Person;
          (viii) requires any Acquired Company to incur in excess of $100,000 in the aggregate for capital expenditures;
          (ix) is a sales agency, marketing or distribution agreement of the Acquired Companies;
          (x) is an agreement by any Acquired Company to purchase any capital stock or other debt or equity securities of any Person;
          (xi) is an agreement (or group of related agreements) under which any Acquired Company has created, incurred, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;
          (xii) is an agreement of any Acquired Company concerning noncompetition or restricting any Acquired Company’s ability in any way to conduct its business or use its assets;
          (xiii) is a profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or change in control (exclusive of generally applicable severance policy) or other material plan or arrangement for the benefit of any of the Acquired Companies’ current or former stockholders, managers, directors, officers or employees;
          (xiv) is a collective bargaining agreement;
          (xv) is an employment agreement providing for payments to any Person in excess of $100,000, in the aggregate;
          (xvi) is a Contract between or among any Acquired Company on the one hand, and any Seller Affiliate on the other hand;
          (xvii) is an agreement for the engagement as an independent contractor of any individual by any Acquired Company providing for payments to such independent contractor in excess of $100,000, in the aggregate;
          (xviii) is an agreement with a term of at least one (1) year and that is not terminable at the option (without penalty) of the applicable Acquired Company upon ninety (90) days’ prior notice;
          (xix) is an agreement under which the consequences of a default or termination would have a Company Material Adverse Effect;

          (xx) is a material amendment, supplement or modification of any of the foregoing.
          (b) Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.
          (c) (i) each Acquired Company is in material compliance with all applicable terms and requirements of each Material Contract under which such Acquired Company has any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is bound;
               (ii) to the Knowledge of Quiksilver, each other Person that has any obligation or liability under any Material Contract under which an Acquired Company has any rights is in full compliance with all applicable terms and requirements of such Material Contract;
               (iii) no event has occurred or circumstance exists that may give any Person (other than an Acquired Company) the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;
               (iv) no Acquired Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.
          (d) None of Quiksilver, Seller nor any Affiliate (other than the Acquired Companies) thereof, has any rights under any Contract that relates to the Business of, or any of the assets owned or used by, any Acquired Company.
          (e) Seller has made available to Buyer true and complete copies (or in the case of oral agreements, a reasonably complete summary) of all Material Contracts together with any amendments or waivers thereto.
          (f) To the Knowledge of Quiksilver, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.
          (g) To the Knowledge of Quiksilver, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.
     2.17 Insurance. Quiksilver has provided Buyer with a list of (a) all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by, or on behalf of, the Acquired Companies, and (b) if policies have been issued to, but not received by, or on behalf of each of the Acquired

Companies, binders relating to such policies (the “Insurance Policies”). Quiksilver has provided Buyer with a list of each outstanding claim under such policies related to the Acquired Companies for an amount in excess of $25,000. All of such Insurance Policies are legal, valid, binding and enforceable and in full force and effect and none of Acquired Companies is in breach or default with respect to its obligations under such Insurance Policies (including with respect to payment of premiums). To the Knowledge of Quiksilver, there are no circumstances that exist that would relieve the insurer of any obligation to provide coverage under any of the Insurance Policies.
     2.18 Environmental Matters.
          (a) To the Knowledge of Quiksilver, the Acquired Companies (i) are in compliance and are not subject to any liability with respect to any applicable Environmental Laws, (ii) are not subject to investigation, suit, claim, action or proceeding, pending or Threatened, relating to or arising under Environmental Laws, (iii) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (iv) are in material compliance with their respective Environmental Permits.
          (b) No Acquired Company has received any written notice, demand, letter, claim or request for information alleging that the Acquired Company may be in violation of, or liable under, any Environmental Law.
          (c) To the Knowledge of Quiksilver, there have been no material releases of any Hazardous Substances at any of the properties leased or otherwise occupied by any Acquired Company which have resulted or may result in liability for any Acquired Company under any Environmental Laws.
          (d) There have been no Releases of any Hazardous Substances at any of the properties leased by any of the Acquired Companies during such Acquired Company’s leasehold which have resulted or may result in liability for such Acquired Company under any Environmental Laws. Section 2.18 of the Disclosure Schedule sets forth a true and complete list of all Hazardous Substances used by each Acquired Company in the operation of its business.
     2.19 Employees.
          (a) Quiksilver has made available to Buyer a list of the names of each officer, employee and independent contractor of an Acquired Company who is paid in excess of $50,000 annually, together with each such person’s position or function, annual current rate of compensation, and any entitlement to bonus, commission, severance or other additional compensation. Each independent contractor of an Acquired Company is properly classified as an independent contractor in accordance with all Legal Requirements. To the Knowledge of Quiksilver, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will adversely affect (i) the performance of his or her duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business. To the Knowledge of

Quiksilver, excluding the Knowledge of any individual as to himself or herself, no director, officer, or other key employee of any Acquired Company intends to terminate his or her employment with such Acquired Company.
          (b) Quiksilver has made available to Buyer complete and accurate copies of each written employment, consulting, compensation or similar agreement to which any Acquired Company is a party, all of which are listed in Schedule 2.19(b). Except as disclosed in Schedule 2.19(b), no Acquired Company is a party to or bound by any written agreement, any employment manual, employment handbook, employment practice or policy constituting a contractual obligation, or any consent decree, court order or statutory obligation (i) for the employment of or provision of services by any employee who is not terminable by the Acquired Company without penalty upon thirty (30) days’ notice or less, (ii) with any labor union, (iii) relating to the payment of any severance or termination payment, bonus or death benefit to any employee; or (iv) containing a “change in control” or “termination for good reason” provision. All employment manuals and employment handbooks that are applicable to the Employees are listed in Section 2.19(b) of the Disclosure Letter.
          (c) There are no loans or other obligations payable or owing to any employees or to any officers or directors of any Acquired Company, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business. No loans or debts are payable or owing by any such persons to any Acquired Company, and no Acquired Company has guaranteed any of their loans or obligations.
          (d) There is no material dispute pending or, to the Knowledge of Quiksilver, Threatened between any Acquired Company and any of its current or former officers, directors, supervisory personnel or any employee or group of employees.
     2.20 Labor Relations; Compliance. No Acquired Company has been or is a party to any collective bargaining agreement. There has not been, there is not presently pending or existing, and to the Knowledge of Quiksilver, there is not Threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any activities or Proceedings initiated by or requested of any labor union to organize any employees of any Acquired Company or any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. No Acquired Company has a current employee who is on a legally protected leave of absence, or former employees with a legal or contractual right to reinstatement. No Acquired Company has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Each of the Acquired Companies has complied with all obligations to provide information to and/or consult with any employee, employee representative, works counsel or trade union in relation to the transactions contemplated hereby including the works’ council (comité d’entreprise) of Riviera SNC.
     2.21 Intellectual Property.
          (a) Intellectual Property Assets. The term “Intellectual Property Assets” includes:
          (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, domain names, and applications for any of the foregoing (collectively, “Marks”);
          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);
          (iii) all registered copyrights and material unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); and
          (iv) all know-how, trade secrets, confidential information, customer lists, proprietary or custom-designed software, technical information, information technology, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”);
owned, used, or licensed by any Acquired Company as licensee or licensor.
          (b) Agreements. Section 2.21(b) of the Disclosure Letter contains a complete and accurate list of all Material Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $100,000 under which an Acquired Company is the licensee. There are no outstanding and, to the Knowledge of Quiksilver, no Threatened disputes or disagreements with respect to any such agreement.
          (c) Intellectual Property Rights
          (i) The use of any Intellectual Property Assets by the Acquired Companies has not infringed on any intellectual property rights or other proprietary rights of any third-party. Without limiting the foregoing, the current products of, and the conduct of the Business by, the Acquired Companies do not infringe upon the intellectual property rights or other proprietary rights of any third-party.
          (ii) In connection with the use of the Intellectual Property Assets by the Acquired Companies, except for software maintenance charges in the ordinary course of business, none of the Acquired Companies owes to any other Person any ongoing fee, royalty or other payment as a condition to the use of such Intellectual Property Assets.
          (iii) None of the Acquired Companies has entered into any written license or other Contract pursuant to which such Acquired Company has granted to any other Person the right to use any Intellectual Property Assets other than in the ordinary course of business. The Acquired Companies have taken reasonable efforts to maintain the confidentiality of all of their Intellectual Property Assets not publicly available and all other confidential information.
          (iv) The Acquired Companies have in a timely manner made all filings, affidavits, payments, and recordations required to obtain and maintain ownership of the Intellectual Property Assets registered by them or for which an application for registration is pending. There are no proceedings or actions pending before any Governmental Body (including, without limitation, the United States Patent and Trademark Office or any equivalent Governmental Body anywhere else in the world) challenging the ownership, validity or enforceability of the Intellectual Property Rights of the Acquired Companies and no such proceedings or actions have, to the Knowledge of Quiksilver, been Threatened. The Acquired Companies have taken all commercially reasonable steps to enforce their rights to the Intellectual Property Assets.
          (v) As of the Closing, the Acquired Companies will own all of the intellectual property necessary for or currently used in the Business and no Affiliate of Quiksilver (other than an Acquired Company) will own or have any rights in or to any intellectual property used in the Business.
          (vi) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein or therein by Quiksilver, Seller or the Acquired Companies will, directly or indirectly (with or without notice or lapse of time), result in the breach by any Acquired Company of, give any third party a right of termination of, or result in the loss of rights or diminution of rights with respect to Intellectual Property Rights.
          (d) Know-How Necessary for the Business
          (i) One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.
          (ii) To the Knowledge of Quiksilver, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than one or more of the Acquired Companies. Each current and former employee, consultant, officer and director of an Acquired Company who has had access to any portion of the

Intellectual Property Assets is and has at all relevant times been a party to a written agreement with the applicable Acquired Company (A) under which such Person is obligated to disclose and transfer to such Acquired Company without the receipt by such Person of any additional value therefor, other than normal salary or fees for consulting services, all inventions, developments and discoveries that, during the period of employment with or performance of services for such Acquired Company, he or she makes or conceives, either solely or jointly with others, that relate to subject matter of his or her employment or engagement with such Acquired Company or relate to or are connected with the Business, products or projects of such Acquired Company, or involve the use of the time, material or facilities of such Acquired Company, (B) as a result of which all right, title and interest in and to all Intellectual Property Assets has been validly and effectively assigned to such Acquired Company and no officer, director, employee, consultant or agent of such Acquired Company retains any right, title or interest therein, and (C) under which such Person is obligated to keep confidential the confidential and proprietary information of the Acquired Companies, including but not limited to the Trade Secrets.
          (iii) None of the Acquired Companies (A) has received any notice or claim by any third party of any infringement, misappropriation or violation by any of the Acquired Companies of any third party’s intellectual property, industrial property, moral, publicity or privacy rights or (B) is involved in any litigation, suit or other proceeding with respect to any such claim.
     (e) Patents
          (i) Section 2.21(e) of the Disclosure Letter contains a complete and accurate list of all Patents, including the application or registration number, title, jurisdiction in which the application was made or from which registration issued, date of application or issuance, and names of all current applicant(s) and registered owners(s) (as applicable).
          (ii) One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.
          (iii) All assignments of registered Patents and applications for registration of Patents to the Acquired Companies have been properly executed and recorded.
          (iv) All of the issued Patents and applications for Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and all issued Patents are valid and enforceable.
          (v) No Patent has been or is now involved in any inventorship challenge, invalidity, interference, reissue, reexamination, or opposition proceeding.

          (vi) To the Knowledge of Quiksilver, no Patent is infringed or has been challenged or threatened in any way.
     (f) Trademarks
          (i) Section 2.21(f) of the Disclosure Letter contains a complete and accurate list, including in the case of registered Marks or applications therefor, the application or registration number, title, jurisdiction in which the application was made or from which registration issued, date of application or registration, and names of all current applicant(s) and registered owners(s), and jurisdictions where registered (if applicable), of all (A) registered Marks, (B) applications for registration of Marks and (C) material unregistered Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.
          (ii) All assignments of registered Marks and applications for registration of Marks to the Acquired Companies have been properly executed and recorded.
          (iii) All of the registered Marks and applications for registration of Marks listed in Section 2.21(f) of the Disclosure Letter are currently in compliance with all formal legal requirements (including payment of filing, examination, and maintenance fees), and are, to the Knowledge of Quiksilver, valid and enforceable.
          (iv) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Quiksilver, no such action is Threatened with the respect to any of the Marks.
          (v) To the Knowledge of Quiksilver, no Mark is infringed or has been challenged or threatened in any way.
     (g) Copyrights
          (i) Section 2.21(g) of the Disclosure Letter contains a complete and accurate list of all registered Copyrights, including registration number, title, jurisdiction from which registration issued, date of registration, and names of all current registered owners(s) (as applicable).
          (ii) Unless otherwise noted in Section 2.22(g) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.
          (iii) All assignments of registered Copyrights to the Acquired Companies have been properly executed and recorded.
          (iv) All of the registered Copyrights are, to the Knowledge of Quiksilver, valid and enforceable.

          (v) No registered Copyright has been or is now involved in any cancellation or similar proceeding and, to the Knowledge of Quiksilver, no such action is Threatened with the respect to any of the Copyrights.
          (vi) To the Knowledge of Quiksilver, no Copyright is infringed or has been challenged or threatened in any way.
     (h) Trade Secrets
          (i) The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.
          (ii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Quiksilver, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies.
     2.22 Certain Payments. No Acquired Company or, to the Knowledge of Quiksilver, director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, directly or indirectly, has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, to obtain favorable treatment in securing business, (b) paid for favorable treatment for business secured, (c) obtained special concessions for or in respect of any Acquired Company, or (d) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.
     2.23 Brokers or Finders. Quiksilver, Seller, the Acquired Companies and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby, other than fees owed to JP Morgan Securities, Inc. and its Affiliates, all of which will be paid by Quiksilver.
     2.24 Suppliers and Customers. Quiksilver has provided Buyer with a list of all customers and suppliers of the Acquired Companies who purchased more than $50,000 of Inventory from any of the Acquired Companies or sold more than $50,000 of products or services to any of the Acquired Companies during the Acquired Companies’ most recently completed fiscal year, together with the aggregate amount of the sales made to each such customer and purchases made from each such supplier during such fiscal year. No Acquired Company has received any written notice from any such listed supplier or customer that such supplier or customer intends to terminate its relationship with such Acquired Company or to materially decrease or limit its services or products to such Acquired Company or its purchases of Inventory of such Acquired Company.

     2.25 Foreign Corrupt Practices Act. None of the Acquired Companies or any officer, director, employee, stockholder or agent of the Acquired Companies acting on behalf of the Acquired Companies, has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such Person.
     2.26 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any of the Acquired Companies.
     2.27 Guaranties. None of the Acquired Companies is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.
     2.28 Relationships with Related Persons. None of Quiksilver, the Seller nor any Affiliate thereof (other than the Acquired Companies) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Except as set forth in Section 2.28 of the Disclosure Letter, none of Quiksilver, the Seller, nor any Affiliate thereof (other than the Acquired Companies) is a party to any Contract with, or has any claim or right against, any Acquired Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Quiksilver and Seller as follows:
     3.1 Organization and Good Standing. Buyer is a Japanese corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.
     3.2 Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity. Buyer has all necessary corporate power and authority to, and has taken all necessary corporate actions necessary to authorize it to, enter into, execute and deliver this Agreement and to perform its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Buyer will not, and the consummation or performance of any of the transactions contemplated herein by Buyer will not, give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated herein pursuant to:
               (i) any provision of Buyer’s Organizational Documents;
               (ii) any resolution adopted by the board of directors or shareholders of Buyer;

               (iii) any Legal Requirement or Order to which Buyer may be subject; or
               (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.
     3.3 Financing.
          (a) Buyer has available to it, and on the Closing Date will have, funds in an amount sufficient to enable it (i) to consummate all the transactions contemplated herein, without any delay or restriction that would adversely impact the certainty of Buyer’s ability to so consummate, and (ii) pay all fees and expenses required to be paid in connection with such transactions.
          (b) Buyer has delivered to Quiksilver true and complete copies of all equity and debt commitments for financing to be used to complete the transactions contemplated by this Agreement and there are no other arrangements or agreements that in any way condition, restrict, impair or limit such financing (such as material adverse change, due diligence, delivery of legal opinions or contracts, or other specific conditions to drawing that are not within Buyer’s sole control). Each such commitment is valid, binding and in full force and effect. Each debt financing is extended by one or more lending institutions having at least a Standard & Poor’s long term issue rating of “A-” or a Moody’s equivalent rating. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an event of default on the part of Buyer under the equity or debt financing documents that has not been waived or remedied to the satisfaction of the lenders or the equity investors. Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the equity or debt financing documents.
     3.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To the Knowledge of Buyer, no such Proceeding has been Threatened.
     3.5 Investment Intent; Ability to Evaluate and Bear Risks. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.
     3.6 Investigation by Buyer; Quiksilver’s and Seller’s Liability. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was done by Buyer and, to the extent Buyer deemed appropriate, by its representatives. None of the findings of Buyer, however, or the aforementioned investigation, review and analysis shall diminish or in any way detract from or affect Buyer’s ability to rely on or make a claim for breach of the representations and warranties set forth in Article II of this Agreement. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, warranties or assurances of Quiksilver, Seller, the Acquired Companies or their respective representatives (except the specific representations and warranties of Quiksilver set forth in Article II of this Agreement), and Buyer:
          (a) acknowledges that none of Quiksilver, Seller, the Acquired Companies or any of their respective directors, officers, stockholders, employees, Affiliates, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including the Due Diligence Information) provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives; and
          (b) agrees, to the fullest extent permitted by law, that none of Quiksilver, Seller, the Acquired Companies or any of their respective directors, officers, employees, stockholders, Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort) based upon any information provided or made available, or statements made (including in materials furnished in the Due Diligence Information), to Buyer or its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except that the foregoing limitations shall not apply to (i) Quiksilver or Seller insofar as Quiksilver makes the specific representations and warranties set forth in Article II of this Agreement, but subject to the limitations and restrictions contained in Article X, or (ii) to the extent arising from fraud or intentional misrepresentation.
     3.7 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement other than fees owed to Daiwa Securities SMBC. Buyer will indemnify and hold Quiksilver and Seller harmless from any such payment alleged to be due by or through Buyer.
ARTICLE IV
COVENANTS OF QUIKSILVER, SELLER AND COMPANY
PRIOR TO CLOSING DATE
     4.1 Access and Investigation.
          (a) Subject to any Legal Requirement, between the date of this Agreement and the Closing Date, Quiksilver, Seller and the Company will, and will cause each Acquired Company and its representatives to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer’s Advisors”) reasonable access during normal business hours to each Acquired Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, in each case, so long as such actions (1) do not materially interfere with the business of the Acquired Companies and (2) would not violate any Legal Requirement. Without limiting the foregoing, between the date of this Agreement and the Closing Date, Quiksilver, Seller and the Company agree that Buyer shall be permitted (at Buyer’s sole cost and expense) to have a Phase I environmental study conducted at the Company’s premises located on the NWC of Skylab Road and Astronautics Drive, Huntington Beach, California, and agree to provide all reasonable cooperation in connection therewith.
          (b) Buyer agrees that neither Quiksilver, Seller nor the Company shall be deemed to have Knowledge of any actual or potential environmental Liabilities identified as a result of the Phase I environmental study conducted pursuant to paragraph (a) above, to the extent that such environmental Liabilities were not otherwise included within the knowledge of Quiksilver prior to the commencement of such Phase 1 environmental study.
     4.2 Operation of the Businesses of the Acquired Companies. Except as otherwise expressly provided herein, between the date of this Agreement and the Closing Date, Quiksilver, Seller and the Company will, and will cause the Acquired Companies to:
          (a) conduct the business of the Acquired Companies in the ordinary course of business;
          (b) use commercially reasonable efforts to preserve intact the current business organization of the Acquired Companies, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Companies;
          (c) confer with Buyer concerning operational and technical matters of a material nature;
          (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Acquired Companies as reasonably requested by Buyer.
     4.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement or disclosed in Section 4.3 of the Disclosure Letter, between the date of this Agreement and the Closing Date, Quiksilver, Seller and the Company will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any commercially reasonable action within its control, as a result of which any of the changes or events listed in Section 2.15 would occur.
     4.4 Notification. Between the date of this Agreement and the Closing Date, Quiksilver will notify Buyer as soon as practicable in writing if Quiksilver becomes aware of any fact or condition that causes or constitutes a Breach of any of Quiksilver’s representations and warranties as of the date of this Agreement. During the same period, Quiksilver will notify

Buyer as soon as practicable of the occurrence of any Breach of any covenant of Quiksilver, Seller or Company in this Article IV or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely. Notwithstanding anything herein to the contrary, no notice provided pursuant to this Section 4.4 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
     4.5 Antitrust Filings. As promptly as practicable after the date of this Agreement (and in any event, within twenty (20) days after the date hereof), Quiksilver will, in cooperation with Buyer, complete and file with the appropriate authorities all forms and documents required under any antitrust or competition laws and regulations of any applicable jurisdiction (including foreign jurisdictions) (collectively, “Antitrust Laws”), including, without limitation, the pre-merger notification forms and any other documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”). It is agreed that Buyer and Quiksilver shall bear equally all filing fees due from the parties in connection with compliance with Antitrust Laws.
     4.6 Required Approvals. As promptly as practicable after the date of this Agreement, Quiksilver, Seller and the Company will, and will cause each Acquired Company to, (a) make all filings required by Legal Requirements (including, without limitation, such requirements in connection with the HSR Act, other Antitrust Laws and regulations of any applicable jurisdiction) to be made by them in order to consummate the transactions contemplated herein, and (b) make commercially reasonable efforts to obtain all consents required to be obtained by any Acquired Company to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Quiksilver, Seller and the Company will, and will cause each Acquired Company to, (i) reasonably cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein, and (ii) reasonably cooperate with Buyer in obtaining all consents required by Buyer to consummate the transactions under this Agreement.
     4.7 Charges, Fees and Prepayment Obligations; Guarantees. Between the date of this Agreement and the Closing, Seller and Quiksilver will take such steps as are reasonably necessary to ensure that (a) no sums are owed or payable by the Acquired Companies following the Closing to any Person in the nature of a transfer charge, consent fee or processing fee with respect to any Contracts of the Acquired Companies, and (b) all guarantees of an Acquired Company for the benefit of Quiksilver or any of its Affiliates (that is not an Acquired Company) shall be removed.
     4.8 Consultations and Communications Regarding Employee Matters. Quiksilver, Company and Seller will cooperate with Buyer with respect to any required notification to or consultation with any Governmental Bodies, labor organizations, Work Councils or similar such bodies in connection with employee, labor or other matters. Quiksilver, Company and Seller will cooperate with Buyer in regard to any communications with employees and sales agents, even where such communications occur before the Closing Date. Quiksilver and Seller agree to use commercially reasonable efforts to obtain releases of the Acquired Companies, effective as of the Closing, from each of the individuals listed in Exhibit C; provided, however, that

Quiksilver’s failure to obtain such releases despite using its commercially reasonable efforts shall not be deemed a breach of this Agreement.
     4.9 Transfer of Certain Intellectual Property. Between the date of this Agreement and the Closing, Quiksilver will take all actions reasonably necessary to transfer the “VAS” patents and the “Cleveland Golf” trademarks in France held by Quiksilver or its Affiliates (other than the Acquired Companies) to the Acquired Companies.
     4.10 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, Quiksilver, Seller and the Company will use their commercially reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied.
     4.11 Acquired Company Restructuring. The parties acknowledge and agree that certain of the Acquired Companies are not direct subsidiaries of the Company as of the date of this Agreement. Prior to the Closing, Quiksilver and its Affiliates intend to restructure the ownership of the Acquired Companies to cause all of the Acquired Companies (other than the Company) to be direct or indirect wholly-owned subsidiaries of the Company (the “Restructuring”). Quiksilver agrees to discuss the details and timing of the Restructuring with Buyer, and consider in good faith any adjustments to such Restructuring that Buyer may reasonably request in order to avoid any adverse tax or accounting consequences to Buyer, or the Acquired Companies, including, without limitation, adjusting the Restructuring plan such that the shares of one or more of such Acquired Companies are not contributed or sold by Quiksilver (or its Affiliates) to the Company prior to Closing, but instead are directly purchased by Buyer or one of its Affiliates at Closing. Notwithstanding the foregoing, Quiksilver shall not be obligated to implement any of the suggested adjustments of Buyer if such adjustments would have any negative effect or impact on Quiksilver or its Affiliates (other than the Acquired Companies).
     4.12 Accounting Treatment. Quiksilver agrees that it will treat the payment of the Change in Control Obligations as an expense incurred immediately prior to Closing for purposes of its financial reporting.
     4.13 Consent of Landlord for Company Headquarters. Quiksilver will use its commercially reasonable efforts to obtain the consent of the landlord to the Company’s headquarters facility in Huntington Beach, California; provided, however, that Quiksilver’s failure to obtain such consent shall not be deemed to be a breach of this Agreement. Notwithstanding the foregoing, Quiksilver will indemnify and hold Buyer and the Acquired Companies harmless from any Damages that directly or indirectly result from or arise out of Quiksilver’s failure to obtain such consent.
ARTICLE V
COVENANTS OF BUYER PRIOR TO CLOSING DATE
     5.1 Notification. Between the date of this Agreement and the Closing Date, Buyer will notify Quiksilver as soon as practicable in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date of this Agreement. During the same period, Buyer will notify Quiksilver as soon as practicable of the occurrence of any Breach of any covenant of Buyer in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely. Notwithstanding anything herein to the contrary, no notice provided pursuant to this Section 5.1 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
     5.2 Antitrust Filings. As promptly as practicable after the date of this Agreement (and in any event, within twenty (20) days after the date hereof), Buyer will, in cooperation with Quiksilver, complete and file with the appropriate authorities all forms and documents required under all applicable Antitrust Laws, including, without limitation, the HSR Act. It is agreed that Buyer and Quiksilver shall bear equally all filing fees due from the parties in connection with compliance with the Antitrust Laws.
     5.3 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will (a) make all filings required by Legal Requirements (including, without limitation, such requirements in connection with the Antitrust Laws and regulations of any applicable jurisdiction) to be made by it to consummate the transactions contemplated herein, and (b) make commercially reasonable efforts to obtain all consents required to be obtained by Buyer to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Buyer will (i) reasonably cooperate with Quiksilver, Seller and the Company with respect to all filings that Quiksilver, Seller or the Company are required by Legal Requirements to make in connection with the transactions contemplated herein, and (ii) reasonably cooperate with Quiksilver, Seller and the Company in obtaining all consents required by Quiksilver, Seller and the Company to consummate the transactions under this Agreement.
     5.4 Commercially Reasonable Efforts         . Between the date of this Agreement and the Closing, Buyer will use its commercially reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Tax Returns and Transfer Taxes.
          (a) Quiksilver’s Consolidated Income Tax Returns. Quiksilver shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns (including amended Tax Returns) of the Acquired Companies that are income Tax Returns and are prepared on a consolidated, unitary, or combined basis and that include Quiksilver for all taxable periods ending on or before the Closing Date. Any Tax Returns prepared by Quiksilver for any taxable period ending on or prior to the Closing (including any amended Tax Returns) shall be prepared in a manner consistent with past practice (except as required by Legal Requirements) during the taxable periods ending on or prior to the Closing. Quiksilver shall timely pay, or cause to be paid, any such Taxes shown as due on such Tax Returns.
          (b) Other Returns. Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Acquired Companies (other than the Tax Returns that are prepared by Quiksilver pursuant to Section 6.1(a) above) that are required to be filed after the Closing with respect to taxable periods beginning on or before the Closing Date or any period commencing after the Closing, and, subject to the right to payment from Quiksilver pursuant to this Section, Buyer shall pay all Taxes shown as due on those Tax Returns. Quiksilver shall reimburse Buyer for all Taxes shown on Tax Returns of the Acquired Companies (other than the Tax Returns that are prepared by Quiksilver pursuant to Section 6.1(a) above) for all periods (or portions thereof) ending on or prior to the Closing Date which are filed after the Closing Date, but Quiksilver shall be credited for any estimated tax payments made by it prior to Closing. For Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”), Quiksilver shall reimburse Buyer for an amount equal to the Pre-Closing Taxes due with respect to any such Tax Returns filed by the Acquired Companies and payable by such Acquired Companies. Quiksilver shall also reimburse Buyer for all costs and expenses incurred by Buyer or any of its Affiliates with respect to the preparation and filing of any Tax Returns of the Acquired Companies for any taxable period ending on or prior to the Closing Date and for a pro rata share of any Tax Returns of the Acquired Companies for a Straddle Period. Any amounts owed by Quiksilver to Buyer pursuant to this Section 6.1(b) shall be paid by Quiksilver within ten (10) days of Buyer’s request therefor. Buyer shall cause each Acquired Company to timely pay all such Taxes on or prior to their due date. With respect to a Straddle Period, such Pre-Closing Taxes shall be calculated as follows: For purposes of this Section 6.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes that relates to the portion of the Straddle Period ending on or prior to the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date, using the “closing of the books” method of accounting.
          (c) Amended Returns. Unless required by Legal Requirements, Buyer shall not (nor shall it cause or permit the Acquired Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date, or that includes the Closing Date, without the prior written Consent of Quiksilver, not to be unreasonably withheld or delayed.
          (d) Tax Proceedings. In the event Buyer receives notice of any pending or Threatened Tax audits or assessments by any Tax authority or other disputes concerning Taxes with respect to which Quiksilver or its Affiliates may incur Liability under this Agreement, the party in receipt of such notice shall promptly notify Quiksilver of such matter in writing. Quiksilver shall have the right, at its own expense, to represent the interests of the Acquired Companies in any such Tax audit or administrative or court proceeding to the extent relating to Taxes for which Quiksilver is liable under this Agreement.
          (e) Cooperation on Tax Matters. Buyer, the Acquired Companies, and Quiksilver shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns (including any amended Tax Return or claim for refund) and any audit, litigation, or other proceeding with respect to Taxes. Buyer and

Quiksilver further agree to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.
          (f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements, if any, between any of the Acquired Companies and any other Affiliate of Quiksilver shall be terminated as of the Closing Date and, after the Closing, none of the Acquired Companies, nor Quiksilver, nor any Affiliate thereof, shall be bound thereby or have any Liability thereunder and no payments (or any other obligations) that are owed by or to the Acquired Companies pursuant thereto shall be required to be made (or performed) thereunder.
          (g) Transfer Taxes. Quiksilver shall be responsible for and shall pay for all stock transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising in connection with the sale of the Shares to Buyer. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.
     6.2 Indemnification of Officers and Directors of Company.
          (a) From and after the Closing, Buyer agrees that it will, and it will cause each Acquired Company to, indemnify and hold harmless each present and former director and officer of an Acquired Company (the “D&O Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under its Organizational Documents and any indemnification agreements or arrangements in effect on the date hereof to indemnify such D&O Indemnified Parties subject to applicable Legal Requirements.
          (b) In the event that an Acquired Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Company or Buyer will assume the obligations thereof set forth in this Section 6.2.
     6.3 Other Intercompany Arrangements. Except as otherwise expressly contemplated by this Agreement, all Contracts, whether written, oral or otherwise, which are solely between the Acquired Companies, on the one hand, and Quiksilver, Seller and their Affiliates (excluding the Acquired Companies), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto, including, without limitation, any promissory notes and interest bearing liabilities. Quiksilver and its Affiliates (other than the Acquired Companies) agree that, after the Closing, no Acquired Company sponsored athlete shall be required to use or wear any FIDRA apparel or item.
     6.4 Excluded Insurance Policies; Continued Product Liability Insurance.
          (a) Buyer shall not, and shall cause its Affiliates (including the Acquired Companies after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Excluded Insurance Policy or any benefit under any such Excluded Insurance Policy. Quiksilver and its Affiliates (other than the Acquired Companies) shall retain all right, title and interest in and to the Excluded Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof; provided, however, that to the extent any returned premiums have been paid by an Acquired Company, such returned premiums shall belong to Buyer.
          (b) Promptly upon the Closing and except as otherwise provided herein, Buyer shall release, and shall cause its Affiliates, including the Acquired Companies, to release, all rights to all Excluded Insurance Policies that covered the Acquired Companies prior to the Closing Date. All Excluded Insurance Policies issued prior to the Closing Date in the name of or to the Acquired Companies shall remain with Quiksilver or its Affiliates (other than the Acquired Companies). Notwithstanding anything to the contrary herein, (i) if any Insurance Policy (including any Excluded Insurance Policy) is occurrence-based and provides coverage to an Acquired Company, or (ii) provides coverage to an Acquired Company in respect of an outstanding insurance claim, then the parties shall use commercially reasonable efforts to provide the benefits of such coverage to the applicable Acquired Companies. In furtherance of and without limiting the foregoing, Quiksilver shall and shall cause its Affiliates to (in each case, promptly upon the request of Buyer): (i) provide copies of any Excluded Insurance Policy to Buyer for the sole purposes of determining whether a potential claim may be covered thereunder, (ii) to the extent Buyer reasonably believes such potential claim would be covered under an Excluded Insurance Policy, submit such claim to the applicable insurance company and take all reasonable action to have such claim promptly processed; (iii) upon receipt by Quiksilver or its Affiliates of any proceeds received pursuant to an Excluded Insurance Policy in connection with the foregoing, remit such proceeds to the applicable Acquired Company within five (5) Business Days; and (iv) otherwise keep Buyer reasonably informed, and take any other action as may be reasonably requested by Buyer, in respect of the foregoing.
          (c) For a period of three (3) years after the Closing Date, Quiksilver agrees to maintain product liability insurance coverage for the benefit of the Acquired Companies (where the Acquired Companies are named beneficiaries under the Policy) in respect of products that were manufactured by the Acquired Companies prior to the Closing Date (the “Policy”). Buyer agrees to pay Quiksilver $75,000 to maintain such Policy. For avoidance of doubt, Quiksilver’s obligations pursuant to Section 6.4(b) shall apply to the Policy.
     6.5 Settlement and General Release of the Buyer Released Parties.
          (a) From and after the Closing, for the consideration set forth herein and for other due and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Quiksilver and its Affiliates, to the extent acting in the capacity of an Affiliate, (collectively,

“Seller Affiliates”) waive and finally release and forever discharge Buyer, the Acquired Companies and each of Buyer’s Affiliates, to the extent acting in the capacity of an Affiliate, (collectively, the “Buyer Released Parties”) from any and all claims, causes of action, damages, debts, liabilities, obligations, costs and expenditures of any kind and nature whatsoever, whether liquidated or contingent, known or unknown, which the Seller Affiliates may now have or may have had the right to assert against any of the Buyer Released Persons under any Contract between or among any Seller Affiliate and any Acquired Company, or pursuant to any action or failure to act by any of the Acquired Companies, in each case based on any matter, fact or event that occurred or existed on or prior to the Closing Date (collectively, the “Released Claims”); provided, however that the Released Claims will not include any rights arising under this Agreement.
          (b) From and after the Closing, Seller Affiliates and their successors and assigns, covenant not to sue or otherwise institute or cause to be instituted or in any way participate in any legal, administrative or other proceeding or action, in the United States or any foreign country, against any of the Buyer Released Parties with respect to any matter of any kind arising out of the Released Claims.
          (c) Each of Quiksilver and Seller has entered into this Agreement based on its own investigation and analysis and that of its attorneys and other advisors and expressly assumes the risk that facts may be unknown to or not understood by it. On entering into this release, neither Quiksilver nor Seller is relying upon any representation or warranty of Buyer or its agents or representatives other than as set forth in this Agreement.
          (d) Each of Quiksilver and Seller acknowledges that this waiver and release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, whether under foreign, federal, state or local law, arising from the Released Claims, and any and all rights granted to them under Section 1542 of the California Civil Code or any analogous law or rule of any country other than the U.S. or U.S. state law or federal law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     This Section 6.5 shall constitute a complete defense to any claim released herein and shall survive indefinitely, without restriction, qualification or limitation, notwithstanding anything in this Agreement to the contrary.
     6.6 Litigation Support. So long as any party actively is contesting or defending against any Proceeding in connection with (a) the transactions contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company, each other party will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (subject to any indemnification rights under Article X).
     6.7 Transition Services.
          (a) Commencing on the Closing Date, Quiksilver shall provide, either directly or through its Affiliates, to the Acquired Companies the Transition Services (as such term is defined below) for a period of no longer than twelve (12) months immediately following the Closing, unless a Transition Service is earlier terminated in accordance with the terms hereof.
          (b) Quiksilver agrees to use commercially reasonable efforts to provide Transition Services in substantially the same manner and at substantially the same level as such Transition Services were performed by Quiksilver and/or its Affiliates for the Business prior to the date hereof. Quiksilver shall give the Transition Services substantially the same priority as it accords its own operations. The Buyer may terminate any Transition Service by giving five (5) days’ prior written notice to Quiksilver. Any requested termination of a Transition Service pursuant to this Section 6.7 shall become effective at the end of such five (5) day notice period and Quiksilver and/or its Affiliates shall thereafter no longer be obligated to provide such Transition Service and the Buyer shall thereafter no longer be obligated to pay for such Transition Service. Any such termination of a particular Transition Service shall not affect Quiksilver’s obligation to provide any other Transition Service pursuant to this Section 6.7 that has not been so terminated. Furthermore, the parties agree to fully cooperate in good faith with each other in connection with the provision of the Transition Services and the matters related to or arising hereunder, including, without limitation, Quiksilver’s cooperation with the Acquired Companies to enable the Acquired Companies to establish their own infrastructure to perform the Transition Services independently of Quiksilver as soon as practicable after the Closing.
          (c) All Transition Services shall be provided by Quiksilver or its Affiliates at a cost equal to Quiksilver’s or its Affiliates’ costs for such items which shall be paid by Buyer on a monthly basis. Quiksilver and its Affiliates hereby agree that neither shall include a profit component in its charge for any Transition Service.
          (d) Quiksilver shall indemnify and hold harmless the Acquired Companies and their representatives and Affiliates from and against all Damages incurred or sustained by any Acquired Company where such Damages results from (i) the gross negligence or willful misconduct of, Quiksilver, its representatives, Affiliates or any third party performing Transition Services on behalf of Quiksilver, or (ii) the failure by Quiksilver to comply fully with its obligations to any Quiksilver or Affiliate employee or consultant, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes. Quiksilver warrants that all Transition Services shall be performed in compliance with all Legal Requirements and agree to promptly correct any errors or omissions that arise in connection with the provision of the Transition Services. Quiksilver shall obtain and maintain all permits, approvals and licenses, and shall obtain any third party Consents, necessary or appropriate to perform its obligations in this Section and shall at all times comply with the terms and conditions of such permits, approvals and licenses or Consents and the costs of obtaining any permits, approvals, licenses, sublicenses or approvals and third party Consents, shall be borne by Quiksilver.
          (e) For the purposes of this Section 6.8, “Transition Services” shall mean the services that Quiksilver or its Affiliates (other than an Acquired Company) have regularly provided to any Acquired Company within the past sixty (60) days. In furtherance, but without limiting the foregoing, Quiksilver and/or its Affiliates shall (i) sublease to Buyer or its Affiliates, and permit the use of, the portion of the Mixed Use Foreign Offices and related office equipment and supplies currently used by personnel of the Business, (ii) provide the “back office” services, including, without limitation, accounting services, customer services and payroll, to Buyer in each Mixed Use Foreign Office (to the extent such services were utilized by the Acquired Company employees at any time within the past sixty (60) days prior to the date of this Agreement), and (iii) enable the employees of Cleveland Golf Canada to continue using the benefit plans of a Quiksilver Affiliate to the extent such benefits are provided prior to Closing and to provide any new employee of Cleveland Golf Canada the same benefits if hired during the 12-month period immediately following Closing.
     6.8 Assumption of Automobile Leases. Buyer hereby agrees to assume the automobile lease agreements utilized by Acquired Company employees prior to the date hereof that have been executed by a Quiksilver Affiliate. A list of such leases are set forth in the Disclosure Letter in Section 2.16(a).
ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 Accuracy of Representations. Except as otherwise contemplated by this Agreement, all of Quiksilver’s representations and warranties contained in this Agreement must have been true and correct in all respects as of the date of this Agreement, and must be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, provided the representations and warranties contained in Section 2.3 must be true in all respects. Buyer shall have received a certificate signed on behalf of Quiksilver by the President or Chief Executive Officer of Quiksilver to such effect.
     7.2 Quiksilver’s, Seller’s and Company’s Performance.
          (a) All of the covenants and obligations that Quiksilver, Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with except where the failure to perform or to comply would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Buyer. Buyer shall have received a certificate signed on behalf of Quiksilver by the President or Chief Executive Officer of Quiksilver to such effect.
          (b) Each document required to be delivered pursuant to Section 1.5 must have been delivered.
     7.3 Consents. Each of the Key Consents must have been obtained and must be in full force and effect.
     7.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or any of its Affiliates, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein which could reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, or (b) that may have the effect of preventing, delaying or making illegal, any of the material transactions contemplated herein.
     7.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     7.6 HSR Act Waiting Period. All applicable HSR Act and other Antitrust Laws waiting periods, if any, together with any extensions thereof, shall have expired or terminated.
     7.7 Amended and Restated Credit Agreement Release. In relation to the Amended and Restated Credit Agreement, dated June 3, 2005, Quiksilver shall provide evidence to Buyer’s reasonable satisfaction that (a) the Company has been fully released as guarantor from the Amended and Restated Credit Agreement among Quiksilver, Quiksilver Americas, Inc., JPMorgan Chase Bank and other lenders thereto dated June 3, 2005, as amended (the “Bank Agreement”); and (b) the security interests over the Company’s assets, pursuant to the Bank Agreement has been terminated.
ARTICLE VIII
CONDITIONS PRECEDENT TO QUIKSILVER’S, SELLER’S AND
COMPANY’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Shares and Quiksilver’s, Seller’s and the Company’s obligation to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Quiksilver on behalf of Quiksilver, Seller and the Company, in whole or in part):

     8.1 Accuracy of Representations. All of Buyer’s representations and warranties contained in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Quiksilver shall have received a certificate signed on behalf of Buyer by the President or Chief Executive Officer of Buyer to such effect.
     8.2 Buyer’s Performance.
          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Quiksilver shall have received a certificate signed on behalf of Buyer by the President or Chief Executive Officer of Buyer to such effect.
          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.5 and must have paid the Closing Cash Amount.
     8.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     8.4 HSR Act Waiting Period. All applicable HSR Act and other Antitrust Laws waiting periods, if any, together with any extensions thereof, shall have expired or terminated.
     8.5 Bank Consent. Quiksilver shall have received the consent of Quiksilver’s bank lending group, to this Agreement and the transactions contemplated hereby.
ARTICLE IX
TERMINATION
     9.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing to the other parties hereto, be terminated:
          (a) by Quiksilver if a material Breach of any provision of this Agreement has been committed by Buyer which (i) would result in a failure of a condition set forth in Section 8.1 or 8.2 and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) days after written notice thereof; provided, however, that Quiksilver’s right to terminate this Agreement under this Section 9.1(a) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 9.1(b) or (c);
          (b) by Buyer if a material Breach of any provision of this Agreement has been committed by (i) Quiksilver, (ii) Seller or (iii) the Company which (A) would result in a failure of a condition set forth in Section 7.1 or 7.2 and (B) is not cured, or cannot be cured, in all material respects within thirty (30) days after written notice thereof; provided, however, Buyer’s right to terminate this Agreement under this Section 9.1(b) shall not be available if, at the time of such intended termination, Quiksilver has the right to terminate this Agreement under Sections 9.1(a) or 9.1(c);

          (c) (i) by Buyer if any of the conditions in Article VII have not been satisfied as of March 31, 2008 and Buyer has not waived such condition on or before the Closing Date; or (ii) by Quiksilver if any of the conditions in Article VIII has not been satisfied as of March 31, 2008 and Quiksilver has not waived such condition on or before the Closing Date; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or
          (d) by mutual consent of Quiksilver and Buyer.
     9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1, 11.3, 11.5 and 11.13 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE X
INDEMNIFICATION; REMEDIES
     10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing, except those of the Company, which shall terminate upon the Closing.
     10.2 Indemnification and Payment of Damages by Quiksilver. Quiksilver will indemnify and hold harmless Buyer and its representatives, stockholders and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, disbursements, deficiency, penalty, judgment, settlement, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising directly or indirectly from (a) any Breach of any representation or warranty contained in Article II (it being understood that, in determining the amount of Damages under this Section 10.2 from any breach of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach, all references to “material” or “Company Material Adverse Effect” shall be deleted therefrom), (b) any Breach by Quiksilver, Seller or the Company of any covenant or obligation of Quiksilver, Seller or Company in this Agreement, or (c) Pre-Closing Taxes.
     10.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Quiksilver, Seller, the Company and their respective representatives, stockholders and Affiliates (collectively, the “Seller Indemnified Persons”), and will pay to Quiksilver the amount of any Damages arising directly or indirectly from (a) any Breach of any representation or warranty contained in Article III (it being understood that, in determining the amount of Damages under this Section 10.3 from any breach of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach, all references to “material” shall be deleted therefrom), or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.
     10.4 Time Limitations. If the Closing occurs, neither Quiksilver nor Seller will have any Liability (for indemnification or otherwise) with respect to any representation or warranty under Article II or any covenant or obligation required by this Agreement to be performed on or prior to Closing, other than those in Sections 2.1, 2.2(a), 2.3, 2.11, 2.18 and 2.23, unless within eighteen (18) months following the Closing Date Buyer notifies Quiksilver in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 2.1, 2.2(a), 2.3, 2.18 or 2.23 may be made at any time; and a claim with respect to Section 2.11 may be made at any time until all Tax liabilities of the Acquired Companies are decided by final determination of the Internal Revenue Service, judicial decision or upon thirty (30) days after the expiration of the statute of limitations, taking into account any waiver or extension of such applicable statute of limitation; The time limitations set forth in this Section 10.4 are expressly intended to shorten the statute of limitations which would otherwise be applicable to a claim by Buyer against Quiksilver or Seller under this Agreement.
     10.5 Limitations on Amount—Quiksilver, Seller and Company. Neither Quiksilver, Seller nor Company will have any Liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section 10.2(b) until the total of all Damages with respect to such matters exceeds $1,000,000 (the “Seller Basket”), in which event, the right to be indemnified shall apply to the full amount of such Damages, including the Seller Basket. The obligation of Quiksilver to indemnify the Buyer Indemnified Persons shall be reduced to the extent that insurance proceeds in respect of the applicable indemnification claim have been actually received by the Buyer Indemnified Persons (net of any costs and expenses incurred in obtaining such insurance proceeds). If Quiksilver pays the Buyer Indemnified Persons for an indemnification claim and subsequently insurance proceeds in respect of such claim are collected by the Buyer Indemnified Persons, then the Buyer Indemnified Persons shall promptly remit the insurance proceeds to Quiksilver. The Buyer Indemnified Persons shall use reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Buyer Indemnified Persons seek indemnification under this Article X. In addition, the Buyer Indemnified Persons shall not have the right to indemnification for any individual breach pursuant to Section 10.2(a) resulting in Damages which are equal to or less than $50,000 (for the avoidance of doubt, all Damages that arise out of the same or related matter, fact, circumstance or event shall be aggregated together for purposes of determining whether the $50,000 and $1,000,000 thresholds are satisfied pursuant to this Section 10.5). Furthermore, any liability of Quiksilver, Seller or the Company hereunder (for indemnification or otherwise) shall terminate at such time as the aggregate amount of Damages paid to Buyer by Quiksilver, Seller or the Company equals Twenty-Five Million Two Hundred Thousand Dollars ($25,200,000) (the “Seller Cap”); provided, however, that in no event shall the Seller Basket or the Seller Cap apply to or limit the rights of the Buyer Indemnified Persons to be indemnified (i) pursuant to Section 10.2(a) for breaches of representations and warranties set forth in Sections 2.1, 2.2(a), 2.3, 2.11, 2.18 or 2.23, (ii) pursuant to Section 10.2(b) for any breach of Section 6.7, (iii) for Pre-

Closing Taxes, or (iv) for claims by the Buyer Indemnified Persons against Quiksilver, Seller or the Company based on fraud or knowing, willful or intentional breaches of this Agreement. None of the findings of Buyer or its investigation, review and analysis of the Acquired Companies shall diminish or in any way detract from or affect Buyer’s ability to rely on or make a claim for breach of the representations and warranties set forth in Article II of this Agreement.
     10.6 Exclusive Remedy. After the Closing, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with the breach of any representation, warranty, covenant or agreement made by the parties in this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party. Notwithstanding anything to the contrary in this Section 10.6, in the event of fraud, or a fraudulent, knowing, willful or intentional breach of the representations, warranties, covenants or agreements contained herein by Quiksilver, Seller or Company, the Buyer Indemnified Persons shall have all remedies available at law or in equity (including for tort) with respect thereto.
     10.7 Procedure for Indemnification—Third Party Claims.
          (a) Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent (such consent to not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent; and (iv) such compromise or settlement includes as an unconditional term thereof, the giving by the claimant or plaintiff to the indemnified party a release from all liability in respect of such indemnifiable claim. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     10.8 Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.
     10.9 Interpretation. Damages shall be determined net of insurance proceeds, indemnity payments and other compensation to which the party or its Affiliates is entitled from Persons other than Quiksilver or Seller, in the case of Buyer, or other than Buyer, in the case of Quiksilver or Seller, in respect of such matter. If any amount related to Damages is subsequently recovered by a party, in whole or in part, from any third party (including any insurer or Taxing Authority) after indemnification by the other party, the amounts so recovered shall be promptly reimbursed to the party who provided such indemnification. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
     10.10 Tax Benefits.
          (a) The amount of any Damage for which indemnification is provided shall be reduced to take account of any net Tax Benefit realized by an indemnified party arising from the incurrence or payment of any such Damage. If the indemnified party realizes any such Tax Benefit, then the indemnified party shall pay an amount to the indemnitor, at the time such Tax Benefit is realized, equal to the Tax Benefit, provided that in the event an amount payable by the indemnitor is reduced by the amount of such Tax Benefit and there is a disallowance of such Tax Benefit by a Governmental Body such that the indemnified party is not entitled to all or any portion of such Tax Benefit, then the indemnitor shall pay to the indemnified party the amount of the Tax Benefit that was disallowed. For purposes of this Agreement, the term “Tax Benefit” shall mean the amount of the reduction in the liability for Taxes as a result of the payment or accrual by any Person of any loss, expense, other amount or Tax. In computing the amount of any such Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage. A Tax Benefit will be considered to be realized for purposes of this Section 10.10 on (a) the date on which the Tax Benefit is received as a refund of Taxes, or (b) to the extent that the Tax Benefit is not received as a refund of Taxes but rather is claimed as an item that reduces liability for Taxes, the due date of the Tax Return that reflects such change in liability for Taxes.
          (b) Any indemnification payments made hereunder shall be considered, to the extent permissible under applicable law, as adjustments to the Purchase Price for all Tax purposes. In the event that any such payment does not constitute an adjustment to Purchase Price under any Tax law, the amount of such payment shall be grossed up to account for the amount of Tax due with respect to such payment, such that the recipient receives from the indemnifying party the full amount of the payment to which the recipient is entitled, net of any Taxes due with respect to such payment.
     10.11 No Environmental Contribution. The Buyer Indemnified Persons shall not be able to seek contribution from Quiksilver or any of its Affiliates under any requirements of or obligations imposed by any Environmental Laws and hereby waive all statutory rights against Quiksilver and each of its affiliates under the Environmental Laws; provided, this shall not limit in any manner the right of the Buyer Indemnified Persons to seek and obtain indemnification pursuant to the other provisions of this Agreement.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants.
     11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Buyer and Quiksilver mutually determine, unless applicable Legal Requirements require otherwise. Unless consented to in writing by the other party in advance or required by Legal Requirements, prior to the Closing, Quiksilver and Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Quiksilver and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated herein or therein. Notwithstanding the foregoing, the parties acknowledge that Buyer and Quiksilver may disclose this Agreement and the transactions contemplated hereby in filings with the United States Securities and Exchange Commission, the New York Stock Exchange and the Tokyo Stock Exchange and any other applicable stock exchange without requiring any consent from any party if disclosure is so required; provided that Buyer (in the case of such disclosure by Quiksilver) shall have the right to review and comment on any such disclosure within a reasonable time prior to the filing of such disclosure, and Quiksilver (in the case of such disclosure by Buyer) shall have the right to review and comment on any such disclosure within a reasonable time prior to the filing of such disclosure.
     11.3 Confidentiality.
          (a) Between the date of this Agreement and the Closing Date, Buyer, Quiksilver, Seller and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Quiksilver, Seller and the Company to maintain in confidence, any written information obtained in confidence from another party or an Acquired Company in connection with this Agreement, or the transactions contemplated herein, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein or therein, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Notwithstanding the foregoing, each party acknowledges that Quiksilver or Buyer may disclose this Agreement, and the transactions contemplated hereby (1) in filings with the United States Securities and Exchange Commission, the New York Stock Exchange and the Tokyo Stock Exchange and any other applicable stock exchange, without requiring any consent from any other party if disclosure is so required, or (2) with respect to each of Buyer and Quiksilver, to its Affiliates, directors, officers, employees, agents or advisers (including, without limitation, attorneys, accountants, consultants, bankers, financial advisers and any representatives of such advisers) who have an obligation to keep such disclosures confidential; provided that with respect to any disclosure by either party with respect to (1) above, the other party shall have the right to review and comment on any such disclosure within a reasonable time prior to the filing of such disclosure. Without limiting the foregoing, Quiksilver and Seller shall not at any time after the Closing directly or indirectly make use of or, except to the extent required by Legal Requirements, divulge or otherwise disclose directly or indirectly, to any Person other than Buyer, any of the Acquired Companies’ customer lists, database information, business model, business plan, marketing plan, personnel information, technical data, record or financial information, or any other proprietary or confidential information.
          (b) If the transactions contemplated herein are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request, and the parties further acknowledge and agree to remain bound by the terms and conditions set forth in that certain Non-Disclosure Agreement dated August 7, 2007 between Buyer and Quiksilver.
     11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Quiksilver, Seller or, prior to the Closing, Company:	Quiksilver, Inc. 15202 Graham Street Huntington Beach, CA 92649 Attention: General Counsel Facsimile: (714) 889-4250

With copy to (which shall not constitute notice):	Hewitt & O’Neil LLP 19900 MacArthur Blvd., Suite 1050 Irvine, CA 92612 Attention: Paul A. Rowe Facsimile: (949) 798-0511

If to Buyer:	SRI Sports Limited 609, 3-chome, wakinohama-cho Chuo-ku, Kobe 651-0072 Japan Attention: Kazuo Kinameri Facsimile: 81-78-265-3150

With copy to (which shall not constitute notice):	Morrison & Foerster LLP Shin-Marunouchi Building, 29th Floor, 1-5-1 Marunouchi, Chiyoda-ku, Tokyo 100-6529, Japan Attention: Gary M. Smith, Esq. and Randy S. Laxer, Esq. Facsimile: 81-3-3214-6512
     11.5 Arbitration. Except to the extent that the parties hereto shall be entitled to apply to the courts for mandatory or injunctive relief, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be settled by arbitration before three arbitrators in accordance with the then-current International Arbitration Rules of the American Arbitration Association and judgment upon the reward rendered by the arbitration may be entered in any court having jurisdiction thereof. Arbitrators shall be entitled to grant injunctive relief or order specific performance as well as damages. Any such arbitration will be held in the County of Orange, California. The language of the arbitration proceedings shall be English. The award of the arbitration tribunal shall be final and binding upon the parties.
     11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

     11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended or modified in whole or in part at any time prior to the Closing Date by an agreement in writing between Buyer and Quiksilver.
     11.9 Disclosure Letter. The disclosures in the Disclosure Letter relate to the representations and warranties in the Section of the Agreement to which they expressly relate and to other representations or warranties in this Agreement, to the extent that such other representation and warranty would reasonably be expected to be pertinent to the disclosures made. Quiksilver may deliver an updated Disclosure Letter (the “Updated Disclosure Letter”) to Buyer immediately prior to the Closing updating the Disclosure Letter through the Closing. Quiksilver understands and agrees that the Updated Disclosure Letter shall be disregarded for purposes of determining whether any breach of a representation or warranty has occurred pursuant to Article II and Buyer’s indemnification rights pursuant to Section 10.2(a) shall be determined as if no Updated Disclosure Letter was delivered.
     11.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any wholly-owned Subsidiary of Buyer provided that Buyer shall remain liable for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.13 Governing Law. This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.
     11.14 Equitable Remedies. In addition to legal remedies, to the extent allowed pursuant to this Agreement or by law, in recognition of the fact that remedies at law may not be sufficient, the parties hereto (and their successors) shall be entitled to equitable remedies including, without limitation, specific performance and injunction.
     11.15 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such first agreement or covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
     11.16 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof.
     11.17 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          (i) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          (ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.
          (iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement, including the Disclosure Letter, are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          (iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          (vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (vii) Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

“QUIKSILVER”

QUIKSILVER, INC., a Delaware corporation

By:

Name:

Title:

“SELLER”

ROSSIGNOL SKI COMPANY, INC., a California corporation

By:

Name:

Title:

“COMPANY”

ROGER CLEVELAND GOLF COMPANY, INC., a California corporation

By:

Name:

Title:

“BUYER”

SRI SPORTS LIMITED, a Japanese corporation

By:

Name:

Title:

EXHIBIT A
DEFINITIONS
     “Accounts Receivable” — as defined in Section 2.8.
     “Acquired Companies” — collectively, the Company and Riviera SNC, Cleveland Deutschland GmbH, Belfry Golf Limited, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK.
     “Acquired Company Cash” — the aggregate amount of cash held in banking accounts of the Acquired Companies as of the Closing Date, excluding any cash held on behalf of another party.
     “Affiliate” — of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the ability to direct the operation or management of a person, whether by contract, ownership of securities, status as director, officer or other position therein, or otherwise.
     “Agreement” — as defined in the first paragraph of this Agreement.
     “Antitrust Laws” — as defined in Section 4.5.
     “Audited Balance Sheet” — as defined in Section 2.4.
     “Audited Financial Statements” — as defined in Section 2.4(a).
     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
     “Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement, or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
     “Business” — means the business of the Acquired Companies of providing golf clubs and golf equipment under Cleveland Golf and Never Compromise brand names.
     “Business Day” — any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the State of California or Tokyo, Japan.
     “Buyer” — as defined in the first paragraph of this Agreement.
     “Buyer Material Adverse Effect” — any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of Buyer; provided, however, that the effects of changes that are generally applicable to (a) the industries and markets in which Buyer operates, unless such change materially affects the Buyer in a materially disproportionate

Exhibit A-1

manner, (b) the United States, European or Japanese economies or (c) the securities markets generally shall be excluded from the determination of Buyer Material Adverse Effect; and provided, further, that any adverse effect on Buyer resulting from (x) the execution of this Agreement, (y) any public announcement permitted to be made hereunder relating to this Agreement or the transactions contemplated hereby, or (c) the consummation of the transactions contemplated herein shall be excluded from the determination of Buyer Material Adverse Effect.
     “Buyer Indemnified Persons” – as defined in Section 10.2.
     “Buyer’s Advisors” – as defined in Section 4.1.
     “Change in Control Obligations” – means the obligations arising as a result of the sale of the Shares to Buyer pursuant to this Agreement to pay (i) a CoC Bonus pursuant to that certain Change of Control and Severance Agreement, dated July 13, 2007, between the Company and William Bird, (ii) a CoC Bonus pursuant to that certain Change of Control Agreement, dated August 29, 2007, between the Company and Mark Perfetti, (iii) a CoC Bonus pursuant to that certain Change of Control Agreement, dated August 29, 2007, between the Company and Randy Romberg, and (iv) an Equity Value Bonus and an Enterprise Value Bonus pursuant to subparagraph (c) of that certain letter agreement, dated October 10, 2007, between the Company and Greg Hopkins.
     “Change in Control Obligation Loan” – a loan from Buyer to the Company to be made on the Closing Date in accordance with Section 1.2(b) in the amount equal to the aggregate amount of the Change of Control Obligations.
     “Closing” – as defined in Section 1.4.
     “Closing Cash Amount” – as defined in Section 1.2(a).
     “Closing Date” – the date on which the Closing actually takes place.
     “Closing Date Balance Sheet” – as defined in Section 1.3(c).
     “Closing Working Capital” – as defined in Section 1.3(c).
     “Closing Working Capital Statement” – as defined in Section 1.3(c).
     “Code” – the Internal Revenue Code of 1986, as amended.
     “Company” – as defined in the first paragraph of this Agreement.
     “Company Material Adverse Effect” – any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that the effects of changes that are generally applicable to (a) the industries and markets in which the Acquired Companies operate, unless such change materially affects the Acquired Companies as a whole in a materially disproportionate manner, (b) the United States, European or Japanese economies or (c) the securities markets generally shall be excluded from the determination of Company Material

Exhibit A-2

Adverse Effect; and provided, further, that any adverse effect on the Acquired Companies resulting from (x) the execution of this Agreement, (y) any public announcement permitted to be made hereunder relating to this Agreement or the transactions contemplated hereby, or (c) the consummation of the transactions contemplated herein shall be excluded from the determination of Company Material Adverse Effect.
     “Company Permits” – as defined in Section 2.13(c).
     “Company Working Capital” – the Current Assets of the Acquired Companies on a consolidated basis over the Current Liabilities of the Acquired Companies on a consolidated basis.
     “Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Copyrights” – as defined in Section 2.21(a)(iii).
     “Current Assets” – the sum of the following: accounts receivable (less reserves for bad debt, doubtful accounts, returns, sales mark downs, allowances, write downs to fair market value, discounts and retailer chargebacks) of the Acquired Companies, and inventory of the Acquired Companies (priced at the lower of cost or market value as of the Closing Date, less reserves for stale, slow moving, obsolete or damaged inventory) . For the avoidance of doubt, Current Assets will not include intercompany receivables.
     “Current Liabilities” – accounts payable of the Acquired Companies. For the avoidance of doubt, Current Liabilities will not include accrued liabilities or intercompany payables.
     “D&O Indemnified Parties” – as defined in Section 6.2(a).
     “Damages” – as defined in Section 9.2.
     “Disclosure Letter” – the schedule delivered by Quiksilver to Buyer concurrently with the execution and delivery of this Agreement.
     “Dispute Notice” – as defined in Section 1.3(d).
     “Due Diligence Information” – information contained in that certain Intralinks data room made available to Buyer and information from management presentations, in each case, of a financial, accounting, fiscal, legal and operational nature concerning the Acquired Companies.
     “Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

Exhibit A-3

     “Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Law” – shall mean all civil and criminal, foreign, international, European Union, provincial, federal, state and local laws, rules, regulations, orders, ordinances and common law, which govern or relate to pollution, protection or restoration of the environment, natural resources, safety and health, releases or threatened releases of Hazardous Substances, solid or hazardous waste, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, together with any Governmental Body interpretations of each of the foregoing.
     “ERISA” – the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Estimated Closing Date Balance Sheet” – as defined in Section 1.3(a).
     “Estimated Closing Working Capital” – as defined in Section 1.3(a).
     “Excluded Insurance Policies” – any insurance policy maintained by Quiksilver, Seller or any of their Affiliates other than those the premiums of which are paid directly by an Acquired Company.
     “Facilities” – any real property, leaseholds, or other interests owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by any Acquired Company.
     “Final Closing Working Capital Amount” – as defined in Section 1.3(c).
     “Financial Statements” – as defined in Section 2.4(a).
     “Foreign Plans” – as defined in Section 2.12(m).
     “GAAP” – accounting principles generally accepted in the United States, applied on a consistent basis.
     “Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” – any:
          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

Exhibit A-4

          (b) federal, state, local, municipal, foreign, or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
          (d) multi-national organization or body; or
          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Substances” – shall mean any chemicals, materials, substances and physical agents defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “infectious waste”, “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including, asbestos, radioactivity, lead paint, toxic mold, radon and polychlorinated biphenyls.
     “HSR Act” – as defined in Section 5.4.
     “Insurance Policies” – any insurance policy maintained by Quiksilver or any of its Affiliates.
     “Intellectual Property Assets” – as defined in Section 2.21.
     “Interim Balance Sheet” – as defined in Section 2.4(a).
     “Interim Financial Statements” – as defined in Section 2.4(a).
     “Inventory” – all inventory of products and parts owned by and in the physical possession of any Acquired Company.
     “IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “Key Consents” – JP Morgan Bank Consent.
     “Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent person should have been aware of such fact or other matter in the management of his or her business affairs after making due inquiry and exercising due diligence, which a prudent business person should have made or exercised, with respect thereto.
     A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

Exhibit A-5

     “Knowledge of Quiksilver” – includes not only the Knowledge of Quiksilver, but also the Knowledge of Seller, the Knowledge of the Company, of other officers (at a vice president or any equivalent or more senior level) of the Company and Todd Harman and Matt Yasumoto.
     “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Liability” – with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Marks” – as defined in Section 2.21(a)(i).
     “Material Contracts” – as defined in Section 2.16(a).
     “Mixed Use Foreign Offices” – means the offices leased by Quiksilver or its Affiliates (other than the Acquired Companies) and currently used by employees of (i) Riviera SNC in Saint Jean de Luz (European Headquarters), France and Mouguerre (European Headquarters), France, (ii) Cleveland Deutschland GmbH in Meisach, Germany, (Northern Europe Sales Management), and (iii) Cleveland Golf Asia YK in Tokyo, Japan (Japan Headquarters; Japan Warehouse) and Gunnma, Japan (Japan Warehouse).
     “Multiemployer Plan” – as defined in Section 2.12(b).
     “Neutral Accountants” – as defined in Section 1.3(f).
     “Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     “Patents” – as defined in Section 2.21(a)(ii).
     “PBGC” – as defined in Section 2.12(b).
     “Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

Exhibit A-6

     “Plans” – as defined in Section 2.12(a).
     “Pre-Closing Tax Period” – means any periods ending on or prior to the Closing Date.
     “Pre-Closing Taxes” – means (i) all liability for Taxes of the Acquired Companies for Pre-Closing Tax Periods; (ii) all liability resulting by reason of the several liability of the Acquired Companies pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation, or by reason of the Acquired Companies having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iii) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 2.11; and (iv) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of former shareholders of the Acquired Companies or the Acquired Companies under this Agreement.
     “Pro Forma Consolidated Financial Statements” – the pro forma unaudited balance sheet of the Company and the other Acquired Companies as of July 31, 2007, and the related unaudited consolidated statement of income and cash flows for the nine-month period then ended, delivered to the Buyer on the date hereof and marked as such.
     “Proceeding” – any cause of action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” – as defined in Section 1.2.
     “Quiksilver” – as defined in the first paragraph of this Agreement.
     “Required Buyer Intercompany Loan” – means a loan from Buyer to the Company to be made on the Closing Date in accordance with Section 1.2(b), in an amount equal to the Remaining Offset Amount.
     “Securities Act” – the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” – as defined in the first paragraph of this Agreement.
     “Seller Affiliates” – as defined in Section 6.5.
     “Seller Indemnified Persons” – as defined in Section 10.3.
     “Shares” – as defined in the Recitals of this Agreement.
     “Straddle Period” – as defined in Section 6.1.
     “Subsidiary” – means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time

Exhibit A-7

owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more direct or indirect subsidiaries of that Person or a combination thereof.
     “Tax” or “Taxes” – any federal, state, local, foreign income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not.
     “Tax Benefits” – the sum of any increased deductions, losses, or credits then allowable or allowable in future years or decreases in income, gains or recapture of tax credits then allowable (including by way of amended Tax Returns) or allowable in future years, multiplied by the applicable relevant corporate income tax rate, and reduced, with respect to deductions, losses or credits allowable only in future years, by applying a discount rate of 8% from the earliest year in which such increased deductions, losses or credits would possibly be available.
     “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.
     “Trade Secrets” – as defined in Section 2.21(a)(iv).

Exhibit A-8

EXHIBIT B
FORM OF LEGAL OPINION
[DATE]

Re:
Mesdames and Gentlemen:
We have acted as counsel for Quiksilver, Inc., a Delaware corporation (“Quiksilver”), and Rossignol Ski Company, Inc., a Delaware corporation (“Rossignol”; together with Quiksilver, the “Sellers”), and Roger Cleveland Golf Company, Inc., a California corporation (the “Company”), in connection with the sale by the Sellers of all of the outstanding shares of the Company to SRI Sports Limited, a Japanese corporation (“SRI Sports”). This opinion is furnished to you pursuant to Section 1.5(a)(iv) of the Stock Purchase Agreement, dated October 30, 2007, by and among Quiksilver, Rossignol and SRI Sports (the “Stock Purchase Agreement”).
We are of the opinion that:
(a)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has the corporate power and corporate authority to conduct its business as presently conducted.

(b)	Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(c)	Each of Quiksilver, Rossignol and the Company has the corporate power and corporate authority to execute and deliver, and to perform and observe the provisions of, the Stock Purchase Agreement and, as applicable, the Transition Services Agreement as defined in the Stock Purchase Agreement (collectively, the “Documents”).

(d)	The Documents have each been duly authorized, executed and delivered by each of Quiksilver, Rossignol and the Company. The Documents constitute valid and binding obligations of each of Quiksilver, Rossignol and the Company enforceable against each of Quiksilver, Rossignol and the Company in accordance with their respective terms.

(e)	No registration with, consent or approval of, notice to, or other action by, any governmental entity is required on the part of any of Quiksilver, Rossignol or the Company for the execution, delivery or performance by any of Quiksilver, Rossignol or the Company of the Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

Exhibit B-1

(f)	The execution, delivery and performance of the Documents by each of Quiksilver, Rossignol and the Company will not (i) violate any of Quiksilver, Rossignol or the Company’s Certificate of Incorporation or Articles of Incorporation, as the case may be; or (ii) violate the current Delaware General Corporation Law or any current California or federal statute, rule or regulation.

Exhibit B-2

EXHIBIT C
RESIGNATIONS [TO CONFIRM DD]
Roger Cleveland Golf Company, Inc. (California)
     Officers:
•	Charles Exon – Secretary
     Directors:
•	Charles Exon

•	Frank Leavy
Riviera SNC (France)
     Officers:
•	Peter Bloxham
     Directors:
•	Peter Bloxham
Belfry Golf, Ltd (United Kingdom)
     Officers:
•	Peter Bloxham
     Directors:
•	Peter Bloxham
Cleveland Golf Canada Corp. (Canada)
     Officers:
•	Charles Exon – President

•	Bill Bussiere – Secretary

•	Bill Bussiere – CFO
     Directors:
•	Charles Exon

•	Bill Bussiere
Cleveland Golf Asia YK (Japan)
     Officers:
•
     Directors:
•	Charles Exon

•	Matt Yasumoto

Exhibit C-1